As filed with the Securities and Exchange Commission on September 14, 2000

                                              Registration No.  333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT

                                    UNDER THE
                             SECURITIES ACT OF 1933

                            -------------------------

                                DCAP GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)

      Delaware                      6411                    36-2476480
(State or Other Juris-     (Primary Standard Industrial   I.R.S. Employer
diction of Incorporation   Classification Code Number)    Identification Number)
or Organization)
                                90 Merrick Avenue
                           East Meadow, New York 11554

                            Telephone: (516) 794-6300
          (Address and Telephone Number of Principal Executive Offices)

                             2545 Hempstead Turnpike
                           East Meadow, New York 11554

(Address of Principal Place of Business or Intended Principal Place of Business)
                            -------------------------

                               Morton L. Certilman
                              Chairman of the Board

                                DCAP GROUP, INC.

                                90 Merrick Avenue
                           East Meadow, New York 11554

                            Telephone: (516) 794-6300
                           Telecopier: (516) 794-4529

            (Name, Address and Telephone Number of Agent for Service)
                            -------------------------
                  Copies of all communications and notices to:

                               Fred Skolnik, Esq.
                       Certilman Balin Adler & Hyman, LLP

                                90 Merrick Avenue
                              East Meadow, NY 11554

                            Telephone: (516) 296-7000
                           Telecopier: (516) 296-7111

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed Maximum    Proposed Maximum
                                                     Amount to be     Offering Price    Aggregate Offering      Amount of
Titles of Each Class of Securities to be Registered   Registered       per Share (2)         Price (2)       Registration Fee
---------------------------------------------------  ------------    ----------------   ------------------   ----------------
Common Stock, $.01 par value, registered for the      3,284,026       $.46875            $1,539,387.10        $406.40
benefit of Selling Securityholders

Common Stock, $.01 par value, issuable upon the       2,740,898(1)    $.46875            $1,284,795.90        $339.20
exercise of Warrants held by Selling                                                                           ------
Securityholders

Total Registration Fee:                                                                                       $745.60
=============================================================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock to be registered for resale hereunder also includes an indeterminate number of shares which may become issuable upon exercise of, or otherwise with respect to, the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).

                                ----------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                                 ---------------

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2000

                                   PROSPECTUS

                                ----------------

                                DCAP Group, Inc.

                        6,024,924 SHARES OF COMMON STOCK

The shares of common stock offered     A purchase of these securities involves a
by this prospectus are being sold      high degree of risk. See "Risk Factors,"
by securityholders of DCAP Group, Inc. beginning on page 5.

                 The common stock of DCAP Group, Inc. is traded on the NASD OTC Electronic Bulletin Board under the symbol "DCAP."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                DCAP Group, Inc.
                                90 Merrick Avenue

                           East Meadow, New York 11554
                           Telephone : (516) 794-6300

                               ____________, 2000

                                TABLE OF CONTENTS

                                                                     Page Number

Prospectus Summary....................................................         3
Risk Factors..........................................................         5
Forward-Looking Statements ...........................................         8
Available Information.................................................         9
Use of Proceeds.......................................................         9
Price Range of Common Stock...........................................        10
Dividend Policy.......................................................        10
Pro Forma Financial Statement.........................................        11
Management's Discussion and Analysis or Plan of Operation.............        13
Business..............................................................        16
Management............................................................        23
Principal and Selling Stockholders....................................        32
Certain Relationships and Related Transactions........................        37
Description of Securities.............................................        43
Plan of Distribution..................................................        44
Legal Proceedings.....................................................        45
Legal Matters.........................................................        46
Experts...............................................................        46
Index to Financial Statements.........................................       F-1

                           --------------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained later in this prospectus, including the financial information and statements with notes.

     Please note that, throughout this prospectus, the words "DCAP Group," "we," "our," or "us" refer to DCAP Group, Inc. and not to any of the selling securityholders. Also note that references to "DCAP Insurance" in this prospectus mean DCAP Group's wholly-owned subsidiary, DCAP Insurance Agencies, Inc. and related companies.

   Each prospective investor is urged to read this prospectus in its entirety.

                                DCAP Group, Inc.

About us

         We place various types of insurance with insurance companies on behalf of our customers. The types of insurance we place include:

         o   automobile
         o   motorcycle
         o   boat
         o   life
         o   business and homeowner
         o   excess coverage

     We receive commissions from insurance companies for our services. We are not an insurance company and therefore do not assume underwriting risks.

     We also offer other services, such as:

         o   income tax return preparation services
         o   premium financing services for our customers
         o   automobile club services for roadside emergencies

     We have 67 "DCAP" offices in the New York metropolitan area. Some of them are wholly owned by us, some are owned partially by the operator of the office and some are franchises. We expect that 15 more franchised offices will open by December 31, 2000. We try to select locations that will attract "walk-in" retail customers.

     We also operate the International Airport Hotel in San Juan, Puerto Rico.

     We were incorporated in 1961 under the name Executive House, Inc. We changed our name to EXTECH Corporation in 1991. In February 1999, we acquired DCAP Insurance and began our insurance operations. At that time we changed our name to DCAP Group, Inc.

Our Offices

     Our executive offices are located at 90 Merrick Avenue, East Meadow, New York 11554; our telephone number is (516) 794-6300 and our fax number is (516) 794-4529.

                               About The Offering

Common Stock outstanding..............    15,068,018 shares

Common Stock offered by the
Selling Securityholders ..............    6,024,924 shares(1)

Common Stock to be outstanding
after the offering ...................    17,808,916 shares(2)

Use of Proceeds.......................    We will receive no proceeds from
                                          the sale of the shares of common
                                          stock being offered by the selling
                                          securityholders under this prospectus.
                                          However, we may receive up to
                                          approximately $3,617,992 if the
                                          selling securityholders exercise
                                          warrants held by them. Also,  we are
                                          entitled to receive  proceeds of the
                                          sale of shares held by two of the
                                          selling securityholders. These
                                          securityholders owe us an aggregate
                                          principal amount of $477,000.

Risk Factors.........................     An investment in the shares offered by
                                          this prospectus involves a high degree
                                          of risk and should be considered only
                                          by persons who can afford the loss of
                                          their entire investment.  See  "Risk
                                          Factors" beginning on page 5.

Bulletin Board Symbol................     "DCAP"

--------------------

(1) This includes 2,740,898 shares that are not yet outstanding and may be issued by us to the selling securityholders if they exercise warrants held by them.

(2) This assumes that the selling securityholders exercise all of the warrants held by them.

                             Summary Financial Data

     The following summary of financial data is based on the actual and pro forma consolidated financial statements of DCAP Group appearing later in this prospectus. It should be read together with those statements and the related notes. The unaudited summary pro forma financial data gives retroactive effect to our acquisition of DCAP Insurance in February 1999 as if we had acquired it on January 1, 1998. The amounts set forth under the "Pro Forma" columns are based upon certain assumptions and estimates which we believe are reasonable. The pro forma results do not necessarily represent results that would have occurred if we had acquired DCAP Insurance as of January 1, 1998 and on the basis assumed above. The separate consolidated financials statements of DCAP Group as of December 31, 1999 and June 30, 2000 and for the fiscal years ended December 31, 1999 and 1998 and six months ended June 30, 2000 and 1999 are presented later in this prospectus. The separate combined financial statements of DCAP Insurance as of December 31, 1998 and for the fiscal years ended December 31, 1998 and 1997 are also presented later in this prospectus. See "Pro Forma Financial Statement" and "Index to Financial Statements."

     Statement of Operations

                                  Six Months Ended                                          Year Ended
                                      June 30,                                              December 31,
                        -----------------------------------------     ------------------------------------------------------
                             2000               1999                        1999                             1998
                        ----------    ---------------------------     --------------------------    ------------------------
                         (Actual)      (Actual)       (Pro Forma)      (Actual)      (Pro Forma)    (Actual)     (Pro forma)
                          ------        ------         ---------        ------        --------       ------       ---------

Revenues               $4,571,870     $3,577,131      $4,740,971      $9,149,909     $10,287,261    $1,031,033   $8,872,928
Net loss                 (212,337)       (97,791)       (476,586)       (450,042)       (873,735)     (111,581)  (1,781,367)
Net loss per share           (,01)          (.01)           (.03)           (.04)           (.07)         (.02)        (.14)

     Balance Sheet

                                            June 30, 2000
                                            -------------

     Working capital (deficiency)             ($282,868)
     Total assets                             7,557,896
     Total stockholders' equity               4,898,485

                                  RISK FACTORS

     BEFORE YOU BUY SHARES OF COMMON STOCK FROM ANY SELLING SECURITYHOLDER, YOU SHOULD BE AWARE THAT AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD ONLY ACQUIRE THESE SECURITIES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. BEFORE MAKING AN INVESTMENT, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. AS DISCUSSED BELOW, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF DCAP GROUP'S OPERATIONS COULD BE SIGNIFICANTLY DIFFERENT FROM THE INFORMATION CONTAINED IN THOSE FORWARD-LOOKING STATEMENTS. THOSE DIFFERENCES COULD RESULT

FROM THE RISK FACTORS DISCUSSED IMMEDIATELY BELOW, AS WELL AS FACTORS DISCUSSED IN OTHER PLACES IN THIS PROSPECTUS.

     WE HAVE A HISTORY OF LOSSES. Since we acquired DCAP Insurance in February 1999, we have suffered losses. We lost $212,337 during the six months ended June 30, 2000, and during 1999, we lost $450,042. Also, assuming that we had acquired DCAP Insurance effective January 1, 1998, we would have lost $1,781,367 for 1998 and $873,735 for 1999. We cannot give any assurance that our business will be able to operate profitably.

     OUR REVENUE IS BASED ON THE AMOUNT OF INSURANCE PREMIUMS PAID BY OUR CUSTOMERS; THOSE PREMIUMS ARE VOLATILE AND NOT WITHIN OUR CONTROL. We derive most of our revenues from commissions paid by insurance companies. The commission is usually a percentage of the premium paid by an insured. Insurance premiums are not determined by us. Historically, property and casualty premiums have been cyclical in nature and display a high degree of volatility based on economic and competitive conditions. Since the mid-1980s, general premium levels have been depressed due to the increased underwriting capacity of insurance companies which results in increased competition and decreased premium rates. When premium rates decrease so do the commissions payable to us. We cannot predict the timing or extent of future changes in commission rates or premiums. Therefore, we cannot predict the effect, if any, that these changes would have on our operations.

     CHANGES IN STATE REGULATIONS COULD AFFECT OUR OPERATION. In every state in which we do or intend to do business, either we or one of our employees must be licensed by or receive approval from the state insurance department in order to conduct business. In addition, most states require that individuals who engage in brokerage activities be personally licensed.

     In order for us to continue to operate we must remain in good standing under the licenses and approvals of each state in which we operate. Licensing laws and regulations vary from state to state. These laws and regulations are subject to amendment or interpretation by regulatory authorities. These authorities are generally given broad discretion as to the granting, suspension, renewal and revocation of licenses and approvals.

     There are currently 63 DCAP franchises (including 15 that have not yet commenced operations as DCAP stores). The federal government and some of the states in which we operate regulate the offering of franchises. Some aspects of our franchising business may be subject to differing interpretations of applicable laws, rules and regulations by the various agencies responsible for their enforcement. We cannot give you any assurance that our interpretation of the applicable laws, rules and regulations is correct. Nor can we assure you that the laws, rules and regulations and/or the interpretation will not change from time to time.

     COMPETITION IS INTENSE IN THE INSURANCE MARKET. The insurance agency and brokerage business is highly competitive. There are many insurance agency and brokerage organizations that actively compete with us. Many of the competing firms are significantly larger than us and have many times the revenues that we have. We are also in competition with insurance companies that write insurance directly for their customers and do not pay commissions to agents or brokers. We believe that the primary factors determining our competitive position with others in our industry are innovation and the overall cost and quality of the services rendered.

     In addition, recent Federal legislation has liberalized legal restraints on the business activities of financial institutions. As a result of these changes, insurance companies may encounter additional competition from financial institutions. The additional competition could exert a downward pressure on premium pricing and/or commissions paid by insurers. This would affect our revenues.

     POSSIBLE TORT REFORM COULD REDUCE THE DEMAND FOR LIABILITY INSURANCE. The United States Congress and several states are considering legislation concerning tort reform. Among the provisions being considered are limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits. Enactment of these laws could result in a reduction in the demand for liability insurance policies or a decrease in the limits of such policies. This would reduce our commission revenues. We cannot predict whether any such legislation will be enacted, nor can we predict the form of legislation that will be enacted. We also cannot predict the effect of this legislation on our business or operations.

     THERE IS A DISPUTE AS TO LENGTH OF THE LEASE FOR OUR HOTEL. Since 1996, we have been engaged in a lawsuit with the Puerto Rico Ports Authority, the owner of the San Juan International Airport in which our International Airport Hotel is located. The dispute is over the length of the hotel lease. The Ports Authority claims that the hotel is currently being leased on a month-to-month basis. We claim that the lease expiration date is either December 31, 2000 or December 31, 2005. We also claim that we have the right to further extend the term of the lease and that we have exercised this right. In the event that the Ports Authority prevails, we may be required to vacate and surrender the hotel premises.

     WE ARE DEPENDENT ON OUR EXECUTIVE MANAGEMENT; WE NEED TO RETAIN KEY PERSONNEL. Kevin Lang, Abraham Weinzimer, Morton L. Certilman and Jay M. Haft are our executive management team. We would be materially and adversely affected by the loss of the services of these individuals. We are a party to employment agreements with each of these persons that expire in 2004. Messrs. Lang and Weinzimer have also entered into a separate restrictive covenant agreement with us that was executed at the time we acquired DCAP Insurance from them. This agreement includes non-competition and non-solicitation provisions. Messrs. Certilman and Haft are only required to perform part-time services as Chairman and Vice Chairman.

     Our success is also dependent upon our ability to attract qualified and talented personnel. There is intense competition for such personnel in our business. Our inability to recruit such personnel could have a material adverse effect on our business and results of operations. Although we have not had difficulty in attracting qualified persons, we cannot give you any assurance that we will be able to successfully attract and retain additional qualified personnel in the future. In addition, we cannot give any assurance that we will be able to retain our current personnel.

     THE EXISTING MANAGEMENT AND PRINCIPAL STOCKHOLDERS HAVE THE ABILITY TO CONTROL THE ELECTION OF THE BOARD OF DIRECTORS. Our directors, executive officers and principal stockholders and their affiliates own beneficially approximately 64% of our outstanding common stock. These persons, if acting together, have the ability to control the election of the Board of Directors and other matters submitted to our stockholders for approval. See "Principal Stockholders."

     THERE IS A VERY LIMITED TRADING MARKET FOR OUR COMMON STOCK. Since there is a limited trading market for our common stock, you may find it difficult to dispose of the stock you buy.

     WE ARE CURRENTLY UNABLE TO HAVE OUR COMMON STOCK LISTED ON THE NASDAQ STOCK MARKET. Our common stock is currently traded on the Bulletin Board. We do not currently satisfy the requirements listed below for the listing of our shares on Nasdaq. Therefore, the higher level of liquidity and accuracy of price quotations afforded by a Nasdaq listing may not be available for an extended period of time. In order for our common stock to be listed on the Nasdaq SmallCap Market, we must meet the following requirements:

          o either our net tangible assets (i.e., assets, net of goodwill, less liabilities) must be at least $4,000,000, our market capitalization must be at least $50,000,000, or our net income in latest fiscal year or two of the last three fiscal years must be at least $750,000; and

          o the minimum market value of our public float must be at least $5,000,000; and

          o the minimum bid price for our common stock must be at least $4.00 per share.

Nasdaq also requires that we have at least two independent directors and an audit committee. The audit committee must have a majority of its members that are also independent directors.

     THE SEC'S "PENNY STOCK" REGULATIONS IMPOSE CERTAIN RESTRICTIONS ON THE MARKETABILITY OF OUR STOCK. Securities and Exchange Commission regulations generally define a "penny stock" to be a security that has a market price of less than $5.00 per share. Our common stock currently trades significantly below $5.00 per share. Our shares are therefore subject to rules that impose additional sales practice requirements that restrict the ability of broker-dealers to sell our common stock. The rules may also affect the price at which these sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks". It is unlikely that any bank or financial institution will accept "penny stock" as collateral.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements we make in this prospectus may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Some of the uncertainties, risks and other influences are discussed in the risk factors described above. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publically update or revise any forward-looking statements, whether from new information, future events or otherwise.

                              AVAILABLE INFORMATION

     We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy our filings at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov."

     We  have  filed  with  the SEC a  registration  statement  on Form  SB-2 to register the shares of our common stock to be sold by the selling securityholders. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the SEC, and on the SEC's web site, as described above.

                                 USE OF PROCEEDS

     We will receive no proceeds from the sale of the shares of common stock being offered by the selling securityholders under this prospectus. However, we may receive up to approximately $3,617,992 assuming the exercise of warrants held by the selling securityholders. Also, as of August 31, 2000, we were owed an aggregate principal amount of $477,000 by Kevin Lang and Abraham Weinzimer who are two of our executive officers, directors and principal stockholders. We have included 200,000 shares of common stock held by each of them for resale pursuant to this prospectus. Messrs. Lang and Weinzimer are required to use the proceeds of the sale of shares owned by them to repay the amounts owed to us. See "Management - Employment Contracts; Termination of Employment and Change in Control Arrangements - Special Provisions for Lang and Weinzimer - Loans" and "Certain Relationships and Related Transactions - DCAP Agreement - Acquisition of Common Stock"; and - Sale of Company

Shares." We anticipate that proceeds from any exercise of these warrants or any payments by Messrs. Lang and Weinzimer will be used for working capital purposes.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is traded over-the-counter and quoted on the NASD OTC Electronic Bulletin Board under the symbol "DCAP".

     Set forth below are the high and low bid prices for our common stock for the periods indicated, as reported on the Bulletin Board. The prices set forth are prices between broker- dealers and do not include retail mark-ups or mark-downs or any commissions to the broker- dealer. The prices may not necessarily reflect actual transactions.

                                                High              Low

1998 Calendar Year

First Quarter                                  $ .75            $ .69
Second Quarter                                   .81              .62
Third Quarter                                   1.81              .69
Fourth Quarter                                  2.19             1.47

1999 Calendar Year

First Quarter                                   2.41             1.47
Second Quarter                                  1.75             1.19
Third Quarter                                   1.62             1.00
Fourth Quarter                                  1.28              .75

2000 Calendar Year

First Quarter                                   1.06              .75
Second Quarter                                   .81              .31
Third Quarter (through September 7, 2000)        .47              .44

     On ________, 2000, the closing sale price for our common stock was $____.

     As of September 13, 2000, there were approximately 2,330 record holders of our common stock.

                                 DIVIDEND POLICY

     Holders of our common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available. We have not declared or paid any dividends in the past and do not currently anticipate declaring or paying any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions, and other factors. Therefore, we can give no assurance that any dividends of any kind will ever be paid to holders of our common stock.

                          PRO FORMA FINANCIAL STATEMENT

     The following unaudited pro forma condensed consolidated financial statement gives effect to our acquisition of DCAP Insurance accounted for as a purchase transaction. This pro forma financial statement is presented for illustrative purposes only, and therefore is not necessarily indicative of the operating results that might have been achieved had we acquired DCAP Insurance as of an earlier date. It is also not necessarily indicative of the operating results which may occur in the future.

     The pro forma condensed consolidated statement of operations is provided for the year ended December 31, 1999, giving effect to our acquisition of DCAP Insurance as though it had occurred on January 1, 1999.

     The historical consolidated statement of operations presented for the year ended December 31, 1999 is derived from our separate audited historical consolidated financial statements and should be read in conjunction with those separate financial statements included later in this prospectus. The historical condensed statement of operations for DCAP Insurance for the period January 1, 1999 to February 25, 1999 is derived form the historical interim combined financial statement of DCAP Insurance and has been prepared in accordance with generally accepted accounting principles applicable to interim financial information. In the opinion of our management, this financial statement includes all adjustments necessary for a fair presentation of financial information for such interim period.

                                DCAP GROUP, INC.

                                       AND

DCAP INSURANCE AGENCIES, INC. (FORMERLY DEALERS CHOICE AUTOMOTIVE PLANNING INC.)
                            AND AFFILIATED COMPANIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999
                                   (Unaudited)


                                                         DCAP Insurance
                                                          for the Period                   Pro Forma
                                      DCAP Group, Inc.   January 1, 1999 -       ------------------------------------
                                        Consolidated     February 25, 1999       Adjustments           Consolidated
                                      ---------------    -----------------       -----------           ------------
Revenues                               $ 9,149,909         $  1,149,352          $  (12,000) (2)       $10,287,261
Operating expenses                                                                   60,000  (1)
                                         9,653,524            1,511,669             (12,000) (2)        11,213,193
                                         ----------         -----------           ---------             ----------
Loss before provision for income
   taxes and minority interest            (503,615)            (362,317)             (60,000)             (925,932)

Provision for income taxes                   7,239                 -                    -                    7,239
                                         ---------          -----------           ----------            ----------
Loss before minority interest             (510,854)            (362,317)             (60,000)             (933,171)

Minority interest in net loss
   (income) of affiliates                   60,812               (1,376)                -                   59,436
                                         ---------          -----------           ----------            ----------
Net loss                               $  (450,042)        $   (363,693)         $   (60,000)          $  (873,735)
                                         ==========         ===========           ==========            ==========
Net loss per common share:

  Basic                                $     (0.04)                                                    $     (0.07)
                                        ==========                                                      ==========
  Diluted                              $     (0.04)                                                    $     (0.07)
                                        ==========                                                      ==========
Weighted average number of shares
 outstanding:

  Basic                                 11,729,970                                                      12,626,492
                                        ==========                                                      ==========
  Diluted                               11,729,970                                                      12,626,492
                                        ==========                                                      ==========



 See accompanying notes to pro forma condensed consolidated financial statement

                                DCAP GROUP, INC.
                                       AND
                          DCAP INSURANCE AGENCIES, INC.
               (FORMERLY DEALERS CHOICE AUTOMOTIVE PLANNING INC.)
                            AND AFFILIATED COMPANIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

1. To record additional amortization in connection with intangible assets acquired from DCAP Insurance, for the period January 1, 1999 through February 25, 1999.

2.   Elimination of interest on intercompany loans.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Background

     During 1998 and prior to February 25, 1999, our sole business was the operation of the International Airport Hotel in San Juan, Puerto Rico.

     On February 25, 1999, we acquired DCAP Insurance. DCAP Insurance is engaged primarily in placing various types of insurance, including automobile, motorcycle, boat, life, business and homeowner's insurance, and excess coverage, with insurance underwriters on behalf of their customers. In addition, DCAP Insurance offers income tax return preparation services, automobile club services for roadside emergencies and premium financing services for its customers.

     DCAP Insurance is compensated for its insurance-related services by commissions paid by insurance companies; the commission is usually a percentage of the premium paid by the insured. DCAP Insurance does not engage in underwriting activities and therefore does not assume underwriting risks.

     There are 67 existing "DCAP" offices in the New York metropolitan area. As discussed below, an additional 15 are anticipated to be opened by December 31, 2000. Of the existing locations, 16 are wholly-owned by us, three are owned partially by us (ranging between 50% and 80%) and partially by other persons who generally operate the location and 48 are franchises in which we have no equity interest; the franchisor, DCAP Management Corp., however, is wholly- owned by us. During the twelve month period from September 1, 1999 through August 31, 2000, we granted a total of 34 franchises. Nineteen of these are currently open for business. We anticipate that the remaining 15 franchised stores will open by December 31, 2000 with the result that there would be 82 "DCAP" locations.

     Concurrently with our acquisition of DCAP Insurance, we issued and sold to Eagle Insurance Company 1,486,893 shares of our common stock for an aggregate purchase price of approximately $1,000,000.

     Eagle is a New Jersey insurance company wholly-owned by The Robert Plan Corporation, an insurance holding company that provides services to insurance companies. Pursuant to separate agency agreements between some of our DCAP stores and certain insurance company subsidiaries of The Robert Plan, the DCAP stores have been appointed agents of the insurance companies with regard to the offering of automobile and other insurance products.

     In June 1999, we raised gross proceeds of $1,675,000 through a private placement of our securities.

     Pursuant to various agreements entered into by us in December 1999, we acquired the interests of our joint venture partners in 15 DCAP retail insurance stores, in exchange for the issuance of approximately 850,000 shares of our common stock. These acquisitions were part of our plan to phase out joint ventures in the DCAP system and to concentrate on wholly-owned and franchise operations.

Results of Operations

     Six Months Ended June 30, 2000 Compared with Six Months Ended June 30, 1999

     Our net loss for the six months ended June 30, 2000 was $212,337 as compared to a net loss of $97,791 for the six months ended June 30, 1999. The results of operations for the six months ended June 30, 1999 included the results of operations of DCAP Insurance from February 25, 1999, the date of our acquisition of DCAP Insurance. On a pro forma basis (assuming that our acquisition of DCAP Insurance and certain interests of joint venture partners had occurred as of January 1, 1999), our net loss for the six months ended June 30, 1999 would have been $476,586.

     During the six months ended June 30, 2000, revenues from the operations of DCAP Insurance were $4,000,445 (including $668,000 in initial franchise fees, i.e., from the grant of franchises). On a pro forma basis (using the above assumption), revenues from the operations of DCAP Insurance during the six months ended June 30, 1999 would have been $4,174,521. No franchises were granted during the six months ended June 30, 1999. On a pro forma basis, there was a decline in revenues from the operations of DCAP Insurance (net of initial franchise fees) of $842,076 between the six months ended June 30, 1999 and 2000 generally due to competitive pressures in the industry and the sale or closure of certain DCAP offices. Hotel revenues remained generally constant between the six months ended June 30, 1999 and 2000.

     The loss for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 was the result primarily of amortization expenses of $183,769 relating to goodwill and other intangible assets generated primarily by the DCAP acquisition, which was accounted for under the purchase method of accounting, and a loss of $75,822 incurred in connection with a sale of  ownership  interests  in joint  ventures.  This  sale is  discussed  in
"Certain Relationships and Related Transactions - Sale of Stores". The operations of DCAP Insurance during the six months ended June 30, 2000, on a stand-alone basis, generated a net loss of $22,508 (after giving effect to the $75,822 loss referred to above). The operations of the hotel during the six months ended June 30, 2000, on a stand-alone basis, generated net income of $82,342.

     Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

     Our net loss for the year ended December 31, 1999 was $450,042 as compared to a net loss of $111,581 for the year ended December 31, 1998. The results of operations for the year ended December 31, 1999 included the results of operations of DCAP Insurance from February 25, 1999, the date of our acquisition of DCAP Insurance. The results of operations for the year ended December 31, 1998 do not reflect any of the operations of DCAP Insurance. During the year ended December 31, 1999, revenues from the operations of DCAP Insurance were $8,045,737 while hotel revenues for such year were $1,014,950.

     The increase in the loss for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was the result primarily of the operations of DCAP Insurance from February 25, 1999, which, on a stand-alone basis, generated a net loss of $173,160, and $260,000 of amortization relating to goodwill and other intangible assets generated primarily by the DCAP acquisition, which was accounted for under the purchase method of accounting.

     The operations of the hotel during the year ended December 31, 1999, on a stand-alone basis, generated a net income of $149,080. Corporate-level expenses of $227,496 for the year ended December 31, 1999, not allocable to either DCAP Insurance or the hotel, contributed to the net loss for the year ended December 31, 1999.

     During the year ended December 31, 1999, we had higher room rental revenues from the hotel of $62,299 as compared to the year ended December 31, 1998. Such increase was offset by higher rent expense of $11,785 (since the hotel's rental expense is based upon revenues received) and higher general and administrative operating expenses of $38,878 (without regard to DCAP Insurance).

Liquidity and Capital Resources

     As of June 30, 2000, we had $1,095,965 in cash and cash equivalents and a working capital deficit of $282,868. As of December 31, 1999, we had $943,176 in cash and cash equivalents and a working capital deficit of $211,777.

     Cash and cash equivalents increased between December 31, 1999 and June 30, 2000 due to net cash provided by operating activities in the amount of $470,469, offset by cash used to acquire property and equipment of $75,261 and to repay long-term debt and capital lease obligations of $175,266.

Other

     In April 1999, we obtained a license from the State of Connecticut to sell insurance in that state. We are in the process of contacting carriers and expect to begin placing policies in Connecticut in the near future.

                                    BUSINESS

General

     We place various types of insurance with insurance companies on behalf of our customers. The types of insurance we place include:

     o   automobile
     o   motorcycle
     o   boat
     o   life
     o   business and homeowner
     o   excess coverage

     We receive commissions from insurance companies for our services. We are not an insurance company and therefore do not assume underwriting risks.

     We also offer other services, such as:

     o   income tax return preparation services
     o   premium financing services for our customers
     o   automobile club services for roadside emergencies

     We have 67 "DCAP" offices in the New York metropolitan area. Some of them are wholly owned by us, some are owned partially by the operator of the office and some are franchises. We expect that 15 more franchised offices will open by December 31, 2000. We try to select locations that will attract "walk-in" retail customers.

     We also operate the International Airport Hotel in San Juan, Puerto Rico.

     We were incorporated in 1961 under the name Executive House, Inc. We changed our name to EXTECH Corporation in 1991. In February 1999, we acquired DCAP Insurance and began our insurance operations. At that time we changed our name to DCAP Group, Inc.

     Our executive offices are located at 90 Merrick Avenue, East Meadow, New York 11554; our telephone number is (516) 794-6300 and our fax number is (516) 794-4529.

DCAP Insurance

     Insurance Brokerage

     Approximately 74% of our DCAP Insurance revenues are derived from commissions and other fees received in connection with the selling of automobile and other property and casualty insurance policies. Initially, DCAP Insurance specialized in offering assigned-risk and nonstandard insurance policies. Assigned-risk and nonstandard policies are issued after an analysis of such factors as the driver's accident record, the kind of car being insured, the age and credit risk of the driver, where the insured lives, and other items. Over the last several years, DCAP Insurance has also been marketing and selling standard and preferred policies; commissions and other amounts received in connection with the issuance of standard and preferred policies now represent approximately 20% of our auto insurance revenues. Because we have insurance underwriting relationships with several nationally known insurance carriers, including Chubb, Travelers, Progressive Casualty, CNA, AIG, and The Robert Plan (serving as either brokers or agents), we can offer our customers many carrier and premium options.

     We have established a presence in all five New York City boroughs, Nassau, Suffolk, Westchester, Rockland and Dutchess Counties, New York and New Jersey. We select locations to maximize the attraction of "walk-in" retail customers. These customers generally do not have an established relationship with us and come to our stores without an appointment. These customers constitute the majority of our DCAP Insurance business.

     In addition to automobile insurance, we offer:

     o  property and casualty insurance for motorcycles, boats and livery/taxis;
     o  life insurance
     o  commercial property insurance
     o  homeowner's insurance
     o  excess coverage

     We have obtained the right to receive calls placed to "1-800-INSURANCE" in the states of New York, New Jersey, Connecticut and Pennsylvania (except for one area code in Pennsylvania) as a way to increase our insurance brokerage business.

     Franchises

     An important part of our strategy is to increase our name recognition. We have decided that granting others "DCAP" franchises is an important step in achieving that goal.

     During the twelve month period from September 1, 1999 through August 31, 2000, we granted a total of 34 franchises. This increased the number of our franchises to 63. Of these, 48 are currently in operation. This represents approximately 72% of our current store locations. We anticipate that the remaining 15 franchises will open as "DCAP" stores by December 31, 2000.

     Franchises currently pay us an initial franchise fee of $25,000 to offer insurance products under the "DCAP" name. Additional fees are payable if the franchisee desires to license software from us in the operation of its store or to obtain training and software in connection with income tax preparation services. Franchisees are obligated to also pay us monthly fees during the term of the franchise agreement. Initial franchise fees and ongoing monthly fees payable by franchisees constitute approximately 23% of our DCAP Insurance revenues.

     Income Tax Return Preparation

     A majority of our DCAP stores provide income tax return preparation services. The tax return preparation service allows us to offer an additional service to the walk-in customers who comprise the bulk of our customer base, as well as to existing customers. We have also obtained the right to receive calls placed to "1-800-INCOME TAX" nationwide as a way to increase our tax preparation business.

     The participating DCAP stores gather information from filers and forward it to an unaffiliated third party, which processes the information, generates returns to be submitted to the Internal Revenue Service and other taxing authorities, manually or electronically files the returns and processes any refunds. We use a wholly-owned subsidiary as an intermediary between the various DCAP stores and the third party processor. We believe that the provision of this service not only increases our revenues, but also enhances our presence in the various markets that we serve and aids in customer retention. We expect that greater emphasis will be placed upon this business operation in the near future.

     Premium Financing

     Clients who purchase insurance policies are often unable to pay the premium in a lump sum or to make the required down payment, and, therefore, require financing. Until recently we out sourced premium financing for our clients. Based upon the perceived need for premium financing, we formed Payments, Inc. and it became licensed by the New York State Banking Department as a premium finance company.

     In September 1999, Payments, Inc., Flatiron Credit Company, Inc. and Westchester Premium Acceptance Corp. executed a Sale and Assignment Agreement pursuant to which Flatiron, through Westchester Premium (its licensed premium finance affiliate), has agreed to purchase Payments, Inc.'s premium finance receivables up to $3,000,000. Pursuant to the agreement, Payments, Inc. is entitled to be paid $20 with respect to each such receivable. The agreement terminates on September 1, 2002, and either party may voluntarily terminate the agreement upon 90 days written notice. Payments, Inc. is not liable to Westchester Premium with respect to uncollected receivables; however, we must repurchase any premium finance contract that Westchester Premium determines does not meet the requirements of the agreement.

     In September 2000, Westchester Premium advised Payments, Inc. that, based upon an allegedly high loss ratio, it would no longer continue to provide financing. We have disputed its allegation. The parties are negotiating the terms of an amendment to the agreement. Premium financing has continued pending the conclusion of these negotiations.

     Automobile Club

     As a complement to our automobile insurance operations, we offer automobile club services for roadside emergencies. We offer memberships for such services, and we make arrangements with service stations and towing companies to fulfill service call requirements.

Structure and Operations

     As stated above, we currently have 67 offices, of which 16 are wholly-owned, three are joint venture offices and 48 are franchises. Our joint venture offices and franchises consist of both "conversion" and "startup" operations. In a conversion operation, an existing insurance brokerage with an established business becomes a DCAP office. In a startup operation, an entrepreneur begins operations as a DCAP office. Our wholly-owned offices are managed by our employees; each joint venture office is managed either by the joint venture partner or by one of our employees; each franchise is managed by or under the supervision of the franchisee.

     In order to promote consistency and efficiency, all of our office managers are trained by us. Our training program covers:

     o   marketing, sales and underwriting
     o   office and logistics
     o   computer information
     o   our DCAP Management System (as discussed below)

     We provide the administrative services and functions of a "central office" to our wholly- owned and joint venture offices. The services provided to these storefront offices are:

     o   sales training
     o   bookkeeping and accounting
     o   processing services
     o   customer services in connection with insurance policy brokerage

     Franchises operate without the assistance of our "central office" services.

     We also provide support services to stores such as:

     o   assistance with regard to the hiring of employees
     o   assistance with regard to the writing of local advertising
     o   advice regarding potential carriers for certain customers

     We also manage the cooperative advertising program in which all of our offices participate.

     In addition to the above services, we provide to all of our offices a direct business relationship with nationally-known and local insurance carriers that would otherwise be beyond the reach of small, privately-owned retail insurance operations. As a result, an individual DCAP office can offer policy and premium options to its customers that other local insurance brokerages cannot. This direct relationship is enhanced by a software system, known as the DCAP Management System that provides a direct link to certain carrier databases. This system enables each DCAP office that utilizes it to access policy coverage and cost information, application requirements, and other kinds of information. It also enables the DCAP offices' brokers to search various databases to obtain pertinent information about potential customers.

Strategy

     We seek to achieve an increase in market share through a four-pronged strategy of:

     o   increasing name recognition
     o expanding and diversifying the products and services offered by our offices
     o   utilizing toll-free telephone numbers
     o   utilizing our website

     We pursue increased name recognition through the establishment of additional DCAP storefront sites (both conversion and start-up types) and increased marketing activities. In addition, our cooperative advertising program will continue to use the aggregated buying power of the DCAP offices to advertise in various editions of directories and in automobile sales and other publications. We have also initiated a television advertising campaign.

     The second strategy, expanding and diversifying the products and services offered, will capitalize on the nature of the typical DCAP customer. We offer our "walk-in" customer not only a variety of automobile insurance products, but, as noted above, additional types of insurance currently offered, including life, commercial property and homeowner's insurance, and excess coverage, and other services, including an income tax return processing program, and a premium financing service.

     We also utilize toll-free telephone numbers to increase business. Telephone calls received are routed to the DCAP office nearest the call (based on the zip code of the caller) for handling. We are promoting "1-800-INSURANCE" and "1-800-INCOME TAX" in our current markets and intend to utilize such numbers in the future as our market expands.

     Our final strategy entails offering our products and services via our website, "www.dcapinsurance.com". Through the website, an interested potential customer can obtain information with regard to the various insurance products and other services we offer, obtain the address of the nearest DCAP store and apply for insurance online.

International Airport Hotel

     General

     Through our subsidiary, IAH, we operate the International Airport Hotel in San Juan, Puerto Rico. The hotel is located on the site of the San Juan International Airport and occupies the third and fifth floors of the main terminal building. In addition to its 57 guest rooms, the hotel has a lobby area. The hotel caters generally to commercial and tourist travelers in transit; it is marketed through brochures, local advertising and in-airport advertising. We also operate a video game room on the terminal level of the airport. The operations of the hotel are highly seasonal, with a disproportionate share of its revenues generated during the first several months of the calendar year. Approximately 13% of the total room sales for the hotel for 1999 were attributable to one customer, American Airlines. During 1999, the hotel's average occupancy rate was approximately 64%. From 1995 to 1998, the average occupancy rate was approximately 60%. The hotel's average room rate during 1999 was approximately $73.

     The hotel is the only hotel actually located on the site of the airport. As such, it has little direct competition for the tourist trade or commercial travelers seeking only sleeping accommodations at the airport. Other hotels are located in areas surrounding the hotel.

     Dispute with Ports Authority

     On July 22, 1988, we entered into a lease agreement with the Ports Authority pursuant to which the Ports Authority granted us a lease to operate the hotel for five years until June 30, 1993. We also received the option to extend the term of the lease for an additional five year term to end June 30, 1998 (subject to agreement as to the rental amount payable, which the parties agreed to negotiate in good faith).

     In 1992, in accordance with the lease agreement, we exercised our right for a five year extension of the lease. At the time, the Ports Authority was uncertain as to whether it wished to build a new hotel in the parking lot of the airport or upgrade the hotel and, therefore, requested that we accept a 30 month extension of the then existing term. We agreed to a 30 month extension and signed a supplemental lease agreement with the Ports Authority in May 1992 extending the lease term to December 31, 1995. We believe that, pursuant to the supplemental lease agreement, we retained our option to continue the lease for a period of five years to December 31, 2000 and thereafter for additional five year terms.

     In July 1993, the Assistant Director of Operations of the Ports Authority forwarded to us a letter containing the terms of a proposed ten year lease extension which we approved, signed and returned to the Ports Authority. Although the proposed lease extension does not make the Ports Authority's approval conditional upon the approval of its Board of Directors, the Ports Authority has taken that position. The Ports Authority contends that, since Board of Directors approval was not obtained, the extension is not in effect. We believe that a ten year agreement has been entered into between us and the Ports Authority pursuant to the proposed lease extension or that, alternatively, we exercised our right to extend the term of the lease to December 31, 2000. We have notified the Ports Authority that we believe that we have the right to further extend the term of the lease to December 31, 2005 and that we exercised this right.

     Based upon our refusal to acknowledge that, effective January 1, 1996, we occupied the hotel on a month-to-month basis, in February 1996, the Ports
Authority requested that we vacate, surrender and deliver the premises by February 29, 1996. Following the receipt of that request, on February 26, 1996, we brought an action in the Superior Court of San Juan, Puerto Rico for declaratory judgment and possessory injunction against the Ports Authority with respect to the hotel. The action seeks a declaratory judgment that we exercised an option with respect to our lease for the hotel for an extension of the term of five years commencing on January 1, 1996 or, in the alternative, that the Ports Authority executed a new lease agreement for a ten year period commencing on that date. Discovery proceedings have taken place, and the action is still pending. We have continued to operate the hotel during the pendency of the action.

     In seeking to protect our interests under the original lease agreement, as extended, in April 1997, we purchased a bank certificate of deposit in the amount of $40,000 and pledged it to the Ports Authority as security for the payment of amounts due under the lease agreement, as required by the terms of the lease (but which previously had not been delivered).

Employees

     We employ approximately 82 persons; 14 of them (all of whom are employees of IAH) are represented by a collective bargaining organization. We believe that our relationship with our employees is good.

Property

     Our principal executive offices are located at 90 Merrick Avenue, East Meadow, New York, where we occupy approximately 200 square feet of space on a month-to-month basis at a monthly rental of $500.

     DCAP Insurance's executive offices are located at 2545 Hempstead Turnpike, East Meadow, New York. Our 19 wholly-owned or joint venture "DCAP" offices (including DCAP Insurance's executive offices) are operated pursuant to lease agreements that expire from time to time through 2006. The aggregate base rental for the offices is approximately $675,000 per annum.

     Our hotel is leased from the Ports Authority. The annual rental obligation equals the greater of $169,400 or 20% of annual gross revenues. Total rent expense under the lease amounted to $196,119 for 1999 compared to $184,634 for 1998.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth the name, age and position of our executive officers and directors:

       Name                   Age              Positions Held

Morton L. Certilman            68      Chairman of the Board and Director
Jay M. Haft                    64      Vice Chairman of the Board and Director
Kevin Lang                     42      President and Director
Abraham Weinzimer              42      Executive Vice President and Director
Robert M. Wallach              47      Director
Brian K. Ziegler               46      Secretary

     Morton L. Certilman

     Mr. Certilman was elected Chairman of the Board in February 1999 concurrently with our acquisition of DCAP Insurance. Prior thereto and from October 1989, he served as our President. He has also served as one of our directors since October 1989. Mr. Certilman has been engaged in the practice of law since 1956 and is a member of the law firm of Certilman Balin Adler & Hyman, LLP. Mr. Certilman is Chairman of the Long Island Regional Planning Board, the Nassau County Coliseum Privatization Commission, and the Northrop/Grumman Master Planning Council. He is a director of the Long Island Association, the New Long Island Partnership and the Long Island Sports Commission. Mr. Certilman has lectured extensively before bar associations, builders' institutes, title companies, real estate institutes, banking and law school seminars, The Practicing Law Institute, The Institute of Real Estate Management and at annual conventions of such organizations as the National Association of Home Builders, the Community Associations Institute and the National Association of Corporate Real Estate Executives. He was a member of the faculty of the American Law Institute/American Bar Association, as well as the Institute on Condominium and Cluster Developments of the University of Miami Law Center. Mr. Certilman has written various articles in the condominium field, is the author of the New York State Bar Association Condominium Cassette and the Condominium portion of the State Bar Association book on "Real Property Titles." Mr. Certilman received an LL.B. degree, cum laude, from Brooklyn Law School.

     Jay M. Haft

     Mr. Haft was elected Vice Chairman of the Board in February 1999 concurrently with our acquisition of DCAP Insurance. Prior thereto and from October 1989, he served as our Chairman of the Board. He has also served as one of our directors since October 1989. Mr. Haft has been engaged in the practice of law since 1959 and since 1994 has served as counsel to Parker Duryee Rosoff & Haft. From 1989 to 1994, he was a senior corporate partner of that firm. Mr. Haft is a strategic and financial consultant for growth stage companies. He is active in international corporate finance and mergers and acquisitions. Mr. Haft also represents emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. Mr. Haft is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. He is also a director of many public and private corporations, including Robotic Vision Systems, Inc., NCT Group, Inc., Encore Medical Corporation, DUSA Pharmaceuticals, Inc., Oryx Technology Corp., and Thrift Management, Inc, all of whose securities are traded in the over-the-counter market. Mr. Haft is a past member of the Florida Commission for Government Accountability to the People, and a national trustee and Treasurer of the Miami Ballet. He is also a trustee of Florida International University and serves on the advisory board of the Wolfsonian Museum in Miami, Florida. Mr. Haft received B.A. and LL.B. degrees from Yale University.

     Kevin Lang

     Mr. Lang was elected President and a director in February 1999 concurrently with our acquisition of DCAP Insurance. He has served as President of DCAP Insurance since its inception in 1982.

     Abraham Weinzimer

     Mr. Weinzimer was elected Executive Vice President and a director in February 1999 concurrently with our acquisition of DCAP Insurance. He has served as Vice President of DCAP Insurance since its inception in 1982.

     Robert M. Wallach

     Mr. Wallach was elected a director in February 1999. He has served since 1993 as President, Chairman and Chief Executive Officer of The Robert Plan Corporation, an insurance company holding company that provides services to insurance companies.

     Brian K. Ziegler

     Mr. Ziegler has served as Secretary since 1991. He also served as our Treasurer from 1991 to February 1999. He has been engaged in the practice of law since 1979 and is a member of the law firm of Certilman Balin Adler & Hyman, LLP. Mr. Ziegler received a B.S. degree, cum laude, from the Wharton School of the University of Pennsylvania, and a J.D. degree and an LL.M. degree in Taxation from the University of Miami School of Law.

     Mr. Ziegler is Mr. Certilman's son-in-law. There are no other family relationships among any of our executive officers and directors.

     Each director will hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each executive officer will hold office until the initial meeting of the Board of Directors following the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

Executive Compensation

Summary Compensation Table

     The following table sets forth certain information concerning the compensation of Messrs. Certilman, Lang and Weinzimer, our Chairman of the Board, President and Executive Vice President, respectively, for the fiscal years ended December 31, 1999, 1998 and 1997. No other executive officer as of December 31, 1999 had a total salary and bonus for that year in excess of $100,000.

                                                                        Long-Term Compensation
Name and                                       Annual Compensation              Awards                  All Other
Principal Position             Year                Salary               Shares Underlying Options       Compensation
------------------             ----                ------               -------------------------       ------------

Morton L. Certilman             1999             $129,167                       225,000                     -0-*
Chairman of Board               1998              150,000                          -                        -0-*
                                1997              150,000                          -                        -0-*

Kevin Lang                      1999             $208,000(1)                    200,000                      -
 President                      1998                 -                             -                         -
                                1997                 -                             -                         -

Abraham Weinzimer               1999             $208,000(1)                    200,000                      -
 Executive Vice President       1998                 -                             -                         -
                                1997                 -                             -                         -

----------------
* Excludes fees payable during 1997, 1998 and 1999 by us to Certilman Balin Adler & Hyman, LLP, a law firm of which Mr. Certilman is a member.

(1) Represents salary paid from February 25, 1999, the date of our acquisition of DCAP Insurance.

Options

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999
                             Number of Shares       Percentage of Total
                                of Common            Options Granted To
                             Stock Underlying       Employees in Fiscal         Exercise
              Name           Options Granted                Year                 Price             Expiration Date
-----------------------      ---------------               ------               -------           ----------------
Morton L. Certilman              225,000                   26.5%               $2.69 (1)          February 25, 2004
Jay M. Haft                      225,000                   26.5%               $2.69 (1)          February 25, 2004
Kevin Lang                       200,000                   23.5%               $2.69 (1)          February 25, 2004
Abraham Weinzimer                200,000                   23.5%               $2.69 (1)          February 25, 2004

   ------------
     (1) Such price represents 110% of the fair market value of our common stock on the date of grant.


                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR
            ENDED DECEMBER 31, 1999 AND FISCAL YEAR-END OPTION VALUES
                                                 Number of Shares
                         Number of               Underlying Unexercised       Value of Unexercised
                         Shares                  Options at                   In-the-Money Options
                         Acquired      Value     December 31, 1999            at December 31, 1999
 Name                    on Exercise   Realized  Exercisable/Unexercisable    Exercisable/Unexercisable
-----                    ----------     -------  -------------------------    -------------------------
 Morton L. certilman         -          N/A        0/225,000                      0/0
 Jay M. Haft                 -          N/A        0/225,000                      0/0
 Kevin Lang                  -          N/A        0/200,000                      0/0
 Abraham Weinzimer           -          N/A        0/200,000                      0/0

Long-Term Incentive Plan Awards

     No awards were made to any of the named executive officers during the fiscal year ended December 31, 1999 under any long-term incentive plan.

Compensation of Directors

     Our directors are not entitled to receive any compensation for their services as directors.

Employment Contracts; Termination of Employment and Change in Control
Arrangements

     At the time we acquired DCAP Insurance, we entered into employment agreements with Messrs. Certilman, Haft, Lang and Weinzimer. Pursuant to the employment agreements, Mr. Certilman is employed as our Chairman of the Board, Mr. Haft as our Vice Chairman, Mr. Lang as our President and Mr. Weinzimer as our Executive Vice President.

     General

     The employment agreements entered into by Messrs. Certilman, Haft, Lang and Weinzimer are identical in all respects, except as discussed below under "Special Provisions for Lang and Weinzimer."

     Term

     The term of each employment agreement is five years beginning on February 25, 1999. There is an automatic three year renewal term unless, at least 90 days prior to the expiration of the initial term, we, by vote of 75% of all of the members of our Board of Directors, notify the employee of our desire not to extend the term of the employment agreement. In determining the number of members of the Board, the particular employee, if a member, shall be included. If we make such an election, the employee generally shall be entitled to receive, as termination payments, his then annual base salary for a period of two additional years. As discussed under "Certain Relationships and Related Transactions - DCAP Agreement - Agreement as to Voting," our By-Laws require a unanimous vote of our Board members under certain circumstances.

     Devotion of Time

     During the term of the employment agreement, Messrs. Lang and Weinzimer are required to expend all of their working time for us. Messrs. Certilman and Haft are to perform part-time services as are reasonably necessary for them to fulfill their responsibilities as Chairman and Vice Chairman, respectively.

     Salary

     During the employment period, Messrs. Lang and Weinzimer each will be entitled to receive a salary of $250,000 per annum. Messrs. Certilman and Haft are to receive annual salaries of $125,000 and $22,500, respectively. Each employee will also be entitled to additional compensation as may be determined by our Board of Directors in its sole discretion.

     Termination

     Pursuant to the terms of the employment agreements, an employee's employment terminates automatically on his death and, at our option, if the employee becomes disabled. In addition, an employee's employment may be terminated at any time for "cause." Pursuant to the terms of the employment agreements and our By-Laws, we may terminate an employee's employment based upon a claim of "cause" only if a majority of all of the members of our Board of Directors approves the action. In determining the number of members of the Board, the particular employee, if a member, shall be included. As provided for in the employment agreements and our By-Laws, if we desire to terminate an employee's employment not based upon a claim of "cause," then 75% of all of the members of our Board of Directors must approve the action. In determining the number of members, the particular employee, if a member, shall be included. As discussed under "Certain Relationships and Related Transactions - DCAP Agreement
- Agreement as to Voting," our By-Laws require a unanimous vote of our Board members under certain circumstances.

     In the event of termination of an employee's employment without "cause," the employee will be entitled to receive, as liquidated damages, an amount equal to all compensation that he would have been entitled to receive for the remainder of the term, including the extended term, as if his employment had not terminated. However, if the termination notice is given (i) prior to 90 days before the expiration of the initial term, or (ii) subsequent to that time, but after the date we have given timely notice of our desire not to extend the initial term, the terminated employee shall be entitled to receive, as termination payments, his then annual base salary for a period of two additional years. The terminated employee is not required to seek other employment after termination of his employment without "cause;" however, any amounts paid or payable to him from other employment or other services will reduce, dollar for dollar, the amounts otherwise payable to him pursuant to his employment agreement.

     Restrictive Covenants

     For a period of two years after the expiration or termination of the employment agreement, without our prior written consent, the terminated employee is restricted, within a radius of five miles of any of our offices or franchises, from engaging or participating in a business which is similar to or competitive with our business activities. The restrictive covenants, however, do not apply if the employment agreement is terminated based on a disability of the employee and will cease to apply if:

     o we default in any obligation to pay any post-termination amounts that are payable under the provisions of the employment agreement and such default continues for a period of 20 days following our receipt of written notice of the default; or

     o    if all of the following conditions exist:

          o the term of the employment agreement is extended for the extended term;
          o prior to the expiration of the extended term, the employee is not offered a further two-year extension, with the same base annual salary and substantially the same terms as provided for in the employment agreement;
          o the employee's employment is not terminated for "cause" during the extended term and he does not voluntarily terminate his employment; and
          o the employee's employment ends on the last day of the extended term.

     Stock Options

         At the time of our acquisition of DCAP Insurance, we granted each of Messrs. Certilman and Haft options to purchase up to 225,000 shares of our common stock. At that time, we also granted each of Messrs. Lang and Weinzimer options to purchase up to 200,000 shares of our common stock. These options were granted upon the following terms:

          o the exercise price of the options was $2.69 per share (110% of the fair market value of our common stock on the date of the grant);

          o    the options will expire on February 25, 2004 and

          o the options vest to the extent of one-half on February 25, 2000 and one-half on February 25, 2001.

     Special Provisions for Lang and Weinzimer

          Loans

     For each of the twelve-month periods of the initial term of their employment, we will be obligated, upon the written request of each of Messrs. Lang and Weinzimer, to lend to him up to $20,000. The right of Messrs. Lang and Weinzimer to obtain the $20,000 annual loan is assignable by each to the other. Each loan is to be evidenced by a promissory note in the principal amount of the loan and is to provide for, among other things, the following:

     (i)  interest at the prime rate (as published in the Wall Street  Journal);
          and

     (ii) payment of principal and interest in four equal annual installments, commencing one year from the date of each loan (but in no event after February 25, 2006); the payment schedule is subject to acceleration to the extent that the borrower receives any proceeds from the sale or other disposition of any of his shares of common stock.

     The repayment of all amounts due under each note is to be secured by the pledge by the borrower of five shares of our common stock for each one dollar loaned. To date, $24,000 has been loaned to Mr. Lang under his employment agreement. No loans have been made to Mr. Weinzimer.

          Bonus

     In the event that our pre-tax net income (as such term is defined in the employment agreements) for any fiscal year of the employment agreement of Mr. Lang or Mr. Weinzimer (but commencing only with the fiscal year ending December 31, 2000 and continuing only through the fiscal year ending December 31, 2005) is at least $100,000, he will be entitled to receive a bonus in the amount of $37,500 for each such year. No bonus will be payable for a particular fiscal year if no amounts are then payable by Mr. Lang or Mr. Weinzimer to us for loans made to them to acquire 950,000 shares of our common stock, as described under "Certain Relationships and Related Transactions - DCAP Agreement - Acquisition of Common Stock". Furthermore, the amount of any bonus payable may never exceed the amount payable by Mr. Lang or Mr. Weinzimer for those loans. We will be entitled to offset against any such bonus any amount so payable.

          Automobile Allowance

     Each of Messrs. Lang and Weinzimer is entitled to the use of one of our leased automobiles during the employment period for business purposes. Our lease obligation is not to exceed $1,200 per month per automobile. In addition, we are responsible for all insurance premiums with respect to the automobile (not to exceed $3,000 per year per automobile) as well as all expenses for gasoline, maintenance and repairs.

          Disability Insurance Policy

     Pursuant to the employment agreements, we are obligated to obtain a disability insurance policy on behalf of each of Messrs. Lang and Weinzimer. We must maintain such policy in effect during the employment period. The maximum amount of premiums for each policy is to be $6,500 per annum.

1998 Stock Option Plan

     In November 1998, our Board of Directors adopted, and in February 1999 our stockholders approved, our 1998 Stock Option Plan. Pursuant to the plan, we have reserved for issuance 2,000,000 shares of our common stock.

     The plan provides for the grant of options which are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, and "nonstatutory stock options," or options that are not intended to so qualify.

     The plan is presently administered by our Board of Directors, which selects the eligible persons to whom options shall be granted, determines the number of shares subject to each option, the exercise price, and the periods during which options are exercisable. Our Board also interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan is evidenced by a written agreement between us and the optionee.

     Incentive stock options may be granted to all of our employees (including officers). Nonstatutory stock options may be granted to all of our employees as well as non-employee directors and certain consultants and advisors.

     The per share exercise price for incentive stock options granted under the plan may not be less than the per share fair market value of our common stock on the date the option is granted; however, the per share exercise price for incentive stock options granted to our 10% stockholders may not be less than 110% of such fair market value. The exercise price for nonstatutory stock options is determined by our Board of Directors. Incentive stock options granted under the plan have a maximum term of ten years; however, for 10% stockholders, they are subject to a maximum term of five years. The term of nonstatutory stock options is determined by our Board of Directors. Options granted under the plan are transferable only by will and the laws of descent and distribution. The total number of incentive stock options that may be granted to any individual person in any calendar year is limited; however, there is no limit as to nonstatutory stock options.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The selling securityholders are offering to sell 6,024,924 shares of our common stock covered by this prospectus. The following table sets forth as of August 31, 2000:

     o    the beneficial ownership of our outstanding common stock by:
          o    each holder of more than 5% of our common stock;
          o    each of our directors;
          o    our directors and executive officers as a group;
     o the selling securityholders eligible to sell shares of common stock under this prospectus;
     o the number of shares of common stock beneficially owned by each selling securityholder prior to this offering;
     o the maximum number of shares of common stock each selling securityholder may sell under this prospectus;
     o the number of shares of common stock that each selling securityholder would own after this offering; and
     o the percentage of our outstanding common stock owned by each selling securityholder before the offering and after the offering (assuming the exercise of all warrants held by the selling securityholders)

                             Number of Shares of                            Number of Shares of          Percentage of Class
Name and Address of          Common  Stock            Number of Shares      Common Stock              ---------------------------
Beneficial Owner; Name       Beneficially Owned       of Common Stock       Beneficially Owned        Before               After
of Selling Securityholder    Before the Offering      Offered Hereby        After the Offering        Offering           Offering
-------------------------    -------------------      -------------------   ------------------        --------           --------
Kevin Lang                   2,675,000(1)(2)(3)       200,000               2,475,000(1)(2)(3)            17.6%          13.8%
2545 Hempstead Tpke.
East Meadow, New York

Abraham Weinzimer            2,675,000(1)(2)(3)       200,000               2,475,000(1)(2)(3)            17.6%          13.8%
2545 Hempstead Tpke.
East Meadow, New York

Jay M. Haft                  1,676,393(2)(3)(4)       200,000               1,476,393(2)(3)(4)            11.0%           8.2%
1001 Brickell Bay Drive
Miami, Florida

Eagle Insurance Company      1,486,893(5)             200,000               1,286,893(5)                   9.9%           8.3%
c/o The Robert Plan
  Corporation
999 Stewart Avenue
Bethpage, New York


                                       32


                             Number of Shares of                            Number of Shares of          Percentage of Class
Name and Address of          Common  Stock            Number of Shares      Common Stock              ---------------------------
Beneficial Owner; Name       Beneficially Owned       of Common Stock       Beneficially Owned        Before               After
of Selling Securityholder    Before the Offering      Offered Hereby        After the Offering        Offering           Offering
-------------------------    -------------------      -------------------   ------------------        --------           --------

Morton L. Certilman          1,223,505(2)(3)(6)       200,000               1,023,505(2)(3)(6)             8.1%           5.7%
The Financial Center at
  Mitchel Field
90 Merrick Avenue
East Meadow, New York

Robert M. Wallach            0(7)                     0                     0(7)                            -              -
c/o The Robert Plan
  Corporation
999 Stewart Avenue
Bethpage, New York

Leonard Novick               136,361(8)               136,361(8)                       -                    *              -
Brian Genson                 136,361(8)               136,361(8)                       -                    *              -
Stanley S. Arkin             136,361(8)               136,361(8)                       -                    *              -
Coleman Country Day, Inc.    68,182(9)                68,182(9)                        -                    *              -
   Retirement Trust
Delores Stern                68,182(9)                68,182(9)                        -                    *              -
Stacey G. Cohen              68,182(9)                68,182(9)                        -                    *              -
Susan C. McDermott           68,182(9)                68,182(9)                        -                    *              -
Charles Rustin Holzer        68,182(9)                68,182(9)                        -                    *              -
David Basner                 68,182(9)                68,182(9)                        -                    *              -
Nancy L. Mendelsohn          68,182(9)                68,182(9)                        -                    *              -
Richard & Birgit Feldman     136,361(8)               136,361(8)                       -                    *              -
   Hahn JTWROS
Gary Levy                    68,182(9)                68,182(9)                        -                    *              -
Steven Rotter                136,361(8)               136,361(8)                       -                    *              -
Raymond Mastoloni            68,182(9)                68,182(9)                        -                    *              -
Josh Kuriloff                68,182(9)                68,182(9)                        -                    *              -
Steel Systems L.P.           545,436(10)              545,436(10)                      -                   3.6%            -
Ruth Greenwald               136,361(8)               136,361(8)                       -                    *              -
Leon I. Charash, M.D.        136,361(8)               136,361(8)                       -                    *              -
Bear Stearns Securities      34,091(11)               34,091(11)                       -                    *              -
   Corp., Custodian for
   Louis Calderone, IRA


                                       33



                             Number of Shares of                            Number of Shares of          Percentage of Class
Name and Address of          Common  Stock            Number of Shares      Common Stock              ---------------------------
Beneficial Owner; Name       Beneficially Owned       of Common Stock       Beneficially Owned        Before               After
of Selling Securityholder    Before the Offering      Offered Hereby        After the Offering        Offering           Offering
-------------------------    -------------------      -------------------   ------------------        --------           --------

Bear Stearns Securities      68,182(9)                68,182(9)                        -                    *              -
   Corp., Custodian for
    Andrew Assael, IRA

Bear Stearns Securities      68,182(9)                68,182(9)                        -                    *              -
   Corp., Custodian for
   Malcom Basner, IRA

Fountainhead Enterprises,    68,182(9)                68,182(9)                        -                    *              -
   Inc. Deferred Pension
   Plan and Trust DTD
   January 1, 1982

Norman Basner                68,182(9)                68,182(9)                        -                    *              -
Bruce Gordon                 136,361(8)               136,361(8)                       -                    *              -
BT Alex. Brown as            34,091(11)               34,091(11)                       -                    *              -
   Custodian for M.
   William Grossman, IRA
Leslie C. Quick III          136,361(8)               136,361(8)                       -                    *              -
Harry Adjimi                 136,361(8)               136,361(8)                       -                    *              -
Lawrence J. and Barrie A.    68,182(9)                68,182(9)                        -                    *              -
   Ansel JTWROS
Michele Pesner               34,091(11)               34,091(11)                       -                    *              -
Herbert G. Spielman          68,182(9)                68,182(9)                        -                    *              -
Dr. Matthew and Susan        136,361(8)               136,361(8)                       -                    *              -
   Silverman JTWROS
Louis Calderone              34,091(11)               34,091(11)                       -                    *              -
Bryan C. Spielman            68,182(9)                68,182(9)                        -                    *              -
Bruce Shapiro                136,361(8)               136,361(8)                       -                    *              -
Howard M. Lorber             272,718(12)              272,718(12)                      -                   1.8%            -
   Irrevocable Trust DTD
   12/9/86
Marc Berger                  34,091(11)               34,091(11)                       -                    *              -
Jamal Partners               136,361(8)               136,361(8)                       -                    *              -
Kevin H. Zeluck              68,182(9)                68,182(9)                        -                    *              -
Richard Rostholder           136,361(8)               136,361(8)                       -                    *              -
Four-Bur Family Co.          272,718(12)              272,718(12)                      -                   1.8%            -



                                       34


                             Number of Shares of                            Number of Shares of          Percentage of Class
Name and Address of          Common  Stock            Number of Shares      Common Stock              ---------------------------
Beneficial Owner; Name       Beneficially Owned       of Common Stock       Beneficially Owned        Before               After
of Selling Securityholder    Before the Offering      Offered Hereby        After the Offering        Offering           Offering
-------------------------    -------------------      -------------------   ------------------        --------           --------

Mitchell Levy                68,182(9)                68,182(9)                        -                    *              -
Pace Plumbing Corp.          68,182(9)                68,182(9)                        -                    *              -
Gwen Eide                    34,091(11)               34,091(11)                       -                    *              -
Malcom Basner                34,092(13)               34,092(13)                       -                    *              -
Martin Bier                  6,816(13)                6,816(13)                        -                    *              -
Robert Eide                  190,906(13)              190,906(13)                      -                   1.3%            -
Frederick Greenwald          34,092(13)               34,092(13)                       -                    *              -
Howard Lorber                190,906(13)              190,906(13)                      -                   1.3%            -
All executive officers and
directors as a group         9,900,138(1)(2)(3)(4)    1,000,000             8,900,138(1)(2)(3)(4)         63.9%          48.8%
(6 persons)                           (6)(14)(15)                                    (6)(14)(15)

---------

*    Less than 1%

(1) Includes for each of Messrs. Lang and Weinzimer 100,000 shares issuable upon the exercise of currently exercisable options. Of the shares beneficially owned by each of Messrs. Lang and Weinzimer, 1,140,000 and 1,020,000 shares, respectively, are pledged to us as security for the payment of certain promissory notes. See "Management - Employment Contracts; Termination of Employment and Change in Control Arrangements - Special Provisions for Lang and Weinzimer - Loans" and "Certain Relationships and Related Transactions - DCAP Agreement - Acquisition of Common Stock".

(2) Reference is made to "Certain Relationships and Related Transactions - DCAP Agreement - Agreement as to Voting" for a discussion of a certain agreement as to voting among Messrs. Lang, Weinzimer, Certilman and Haft.

(3) Messrs. Lang, Weinzimer, Certilman and Haft have filed a Schedule 13D under the Securities Exchange Act of 1934 with respect to their respective equity interests. In view of the voting agreement referenced in footnote (2) hereof, Messrs. Lang, Weinzimer, Certilman and Haft may be deemed a group. Accordingly, the group of Messrs. Lang, Weinzimer, Certilman and Haft beneficially owns 8,249,898 shares of our common stock. This amount represents approximately 53.2% of our common stock currently outstanding. However, each of Messrs. Lang, Weinzimer, Certilman and Haft independently makes his own decisions with respect to the acquisition and disposition of our common stock directly owned by him, as well as with respect to the voting of common stock on matters not covered by the voting agreement. Also, neither Mr. Lang, Mr. Weinzimer, Mr. Certilman nor Mr. Haft has any economic interest in the common stock directly owned by any of the others.

(4) Includes 112,500 shares issuable upon the exercise of currently exercisable options and 15,380 shares held in a retirement trust for the benefit of Mr. Haft.

(5) Eagle is a wholly-owned subsidiary of The Robert Plan. See "Certain Relationships and Related Transactions - Eagle".

(6) Includes 112,500 shares issuable upon the exercise of currently exercisable options and 902,452 shares held in a retirement trust for the benefit of Mr. Certilman.

(7) Excludes shares owned by Eagle, of which Mr. Wallach, one of our directors, is a Vice President. Eagle is a wholly-owned subsidiary of The Robert Plan, of which Mr. Wallach is President, Chairman and Chief Executive Officer.

(8) Includes 68,181 shares issuable upon the exercise of currently exercisable warrants.

(9) Includes 34,092 shares issuable upon the exercise of currently exercisable warrants.

(10) Includes 272,718 shares issuable upon the exercise of currently exercisable warrants.

(11) Includes 17,046 shares issuable upon the exercise of currently exercisable warrants.

(12) Includes 136,359 shares issuable upon the exercise of currently exercisable warrants.

(13) Represents shares issuable upon the exercise of currently exercisable warrants.

(14) Includes 28,423 shares held by an executive officer and 134,924 shares held by trusts for the benefit of such officer's minor children and by the executive officer's wife. The executive officer disclaims beneficial ownership of the shares owned by the trusts and his wife.

(15) Includes shares owned by Eagle, of which Mr. Wallach is a Vice President. Mr. Wallach is also President, Chairman and Chief Executive Officer of The Robert Plan, Eagle's parent.

     The shares being offered by this prospectus are being registered to permit public secondary trading, and the selling securityholders may offer all or part of the shares for resale from time to time. However, the selling securityholders are under no obligation to sell all or any portion of their shares nor are they obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling securityholders. See "Plan of Distribution."

     The reflection in the table above of shares beneficially owned or to be sold in the offering is not intended to constitute a prediction as to either the number of shares with respect to which warrants will be exercised or the number of shares otherwise eligible for sale that will be sold.

     As indicated above, Messrs. Lang, Weinzimer, Haft and Certilman are executive officers and directors of DCAP Group. Eagle has a business relationship with us as discussed under "Certain Relationships and Related Transactions - Eagle". Also Robert M. Wallach, one of our directors, is Vice President of Eagle and is President, Chairman and Chief Executive Officer of The Robert Plan Corporation, Eagle's parent. To our knowledge, no other selling securityholder has had any position, office or other material relationship with us during the past three years other than as a holder of our securities, except that Howard Lorber is a principal shareholder and employee of Aegis Capital Corp., the placement agent for our 1999 private offering of securities; Robert Eide is Chairman of Aegis; Malcolm Basner is President of Aegis; Frederick Greenwald is a Vice President of Aegis; and Martin Bier is an employee of Aegis.

     We have agreed to indemnify the selling securityholders and their affiliated parties against specified liabilities, including liabilities under the Securities Act of 1933 in connection with this offering. The selling securityholders have agreed to indemnify us and our directors and officers, as well as our affiliates and any persons controlling us, against liabilities, including liabilities under the Securities Act of 1933, relating to information supplied by them for use in this prospectus. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors or officers, or persons controlling us, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DCAP Agreement

     On February 25, 1999, pursuant to the terms of an Agreement dated as of May 8, 1998 between DCAP Group and Messrs. Lang, Weinzimer, Certilman and Haft, as amended, we acquired DCAP Insurance. The following is a summary of the material terms of the agreement:

     Acquisition of Common Stock

     Pursuant to the agreement, we acquired DCAP Insurance. At the closing of the acquisition, we issued the following common stock:

     o 3,300,000 shares to Messrs. Lang and Weinzimer (1,650,000 shares to each) in consideration for their transfer of the shares of DCAP Insurance.

     o 950,000 shares to Messrs. Lang and Weinzimer (475,000 shares to each) at a purchase price of $.25 per share (an aggregate of $237,500), paid as follows:

          o an amount in cash equal to the par value of the 950,000 shares (an aggregate of $9,500); and

          o the balance by the delivery by each of Messrs. Lang and Weinzimer of a promissory note in the principal amount of $114,000 (an aggregate of $228,000). These notes provide for, among other things, the following:

               o    interest at the rate of 6% per annum; and

               o payment of principal and interest in six equal annual installments commencing April 15, 2001 and continuing through April 15, 2006, subject to acceleration to the extent that Mr. Lang or Mr. Weinzimer receives any proceeds from the sale or other disposition of any common stock (see "Sale of Company Shares"); and

     o 452,000 shares to Messrs. Certilman, Haft and Ziegler or their designees (208,500 shares to each of Messrs. Certilman and Haft or his retirement trust and an aggregate of 35,000 shares to Mr. Ziegler and his wife) at a purchase price of $.25 per share (an aggregate of $113,000), paid in cash.

     At the closing of our acquisition of DCAP Insurance, each of Messrs. Haft, Lang and Weinzimer and Mr. Certilman's retirement trust also purchased 450,000 shares of our common stock (1,800,000 shares in the aggregate) beneficially owned by Sterling Foster Holding Corp. and held by Mr. Certilman as voting trustee pursuant to a Voting Trust Agreement with Sterling Foster, at a purchase price of $.25 per share. Mr. Certilman did not receive any portion of such purchase price. Upon such purchase, the Voting Trust Agreement was terminated.

     At the closing of the acquisition, we also loaned $112,500 to Messrs. Lang and Weinzimer (an aggregate of $225,000). The proceeds of the loans were used by Messrs. Lang and Weinzimer solely for the purpose of purchasing their shares from Sterling Foster. Each of the loans is evidenced by a promissory note that provides for, among other things, the following:

     o    interest at the rate of 6% per annum;

     o payment of principal and interest in six equal annual installments commencing April 15, 2001 and continuing through April 15, 2006, subject to acceleration to the extent that Mr. Lang or Mr. Weinzimer receives any proceeds from the sale or other disposition of any shares of common stock (see "Sale of Company Shares");

     o non-recourse against Messrs. Lang and Weinzimer, i.e., Messrs. Lang and Weinzimer will not be personally liable for the payment of the notes; instead, in the event of a default, our sole remedy will be pursuant to a pledge by Messrs. Lang and Weinzimer of their Sterling Foster shares, as discussed below; and

     o the right of each of Messrs. Lang and Weinzimer to satisfy the amounts due under his respective note by delivering our common stock valued at the greater of (i) $.25 per share or (ii) the average market price of our common stock for the 20 trading days immediately preceding the date of delivery of the shares.

     The payment of all amounts due under the $114,000 notes is secured by a pledge by each of Messrs. Lang and Weinzimer to us of 570,000 shares of common stock. The payment of all amounts due under the $112,500 notes is secured by a pledge by each of Messrs. Lang and Weinzimer to us of the shares acquired by him from Sterling Foster.

     Restrictive Covenant Agreements

     At the closing of our acquisition of DCAP Insurance, Messrs. Lang and Weinzimer executed and delivered to us a restrictive covenant agreement. Pursuant to this agreement, each agreed that for five years he will not engage or participate in a business that is similar to or competitive with our business anywhere within five miles of the location of any of our offices (including franchisees).

         The restrictive covenants shall cease to apply in the event:

     o    the  employment of Mr. Lang or Mr.  Weinzimer with us is terminated by
          us  without  "cause"  (see  "Employment   Contracts;   Termination  of
          Employment and Change-in- Control Arrangements - Termination"); or

     o we default in our obligation to make any post-termination payments as provided for in the employment agreement and such default continues for a period of 20 days following our receipt of written notice.

     The restrictive covenants contained in the restrictive covenant agreement are separate and independent from the restrictive covenants contained in the employment agreements.

     Agreement as to Voting

     Pursuant to the acquisition agreement, each of Messrs. Certilman, Haft, Lang and Weinzimer agreed that for a period of eight years:

     o he will vote his shares of stock of in favor of each of the others as a director of DCAP Group as long as the particular person in whose favor the vote would be is still employed by us;

     o in the event Mr. Certilman or Mr. Haft dies or otherwise ceases to serve as one of our directors, Messrs. Lang and Weinzimer will vote their respective shares of stock in favor of the designee of the survivor of Mr. Certilman or Mr. Haft (or, in the case of a reason other than death, the one remaining as a director);

     o in the event Mr. Lang or Mr. Weinzimer dies or otherwise ceases to serve as one of our directors, Messrs. Certilman and Haft will vote their respective shares in favor of the designee of the survivor of Mr. Lang or Mr. Weinzimer (or, in the case of a reason other than death, the one remaining as a director); and

     o without the written approval of the others, he will not vote his shares to:

          o    increase the size of our Board of Directors; or

          o    amend our Certificate of Incorporation or By-Laws.

     In the event of the death or other cessation of directorship of any of Messrs. Certilman, Haft, Lang or Weinzimer during the eight year period, we have agreed that, unless the Board vacancy is otherwise filled as provided for above, we will promptly call a special meeting of stockholders to fill the vacancy.

     At the closing of our acquisition of DCAP Insurance, our By-Laws were amended to provide that, in the event the number of directors in office is less than four, any action taken by our Board of Directors requires the approval of all of the directors then in office. During such time as the number of directors in office is less than four, we may be unable to take actions that a majority of our Board members deems desirable.

     Sale of Company Shares

     Pursuant to the acquisition agreement, while any loan made to either Mr. Lang or Mr. Weinzimer pursuant to his employment agreement is outstanding, he will be obligated to sell, as soon as legally permissible, the maximum number of shares of our common stock that he is permitted by law to sell, and to use the proceeds to satisfy his obligations under his respective notes. Until the various notes executed by them have been satisfied in full, neither Mr. Lang nor Mr. Weinzimer may sell or otherwise dispose of any of his common stock for less than $.25 per share (subject to adjustment for stock splits and the like) without our prior written consent.

Eagle

     Concurrently with our acquisition of DCAP Insurance, we issued and sold to Eagle 1,486,893 shares of our common stock for an aggregate purchase price of approximately $1,000,000, or $.67 per share.

     Eagle is a New Jersey insurance company wholly-owned by The Robert Plan, one of the largest insurers of assigned-risk drivers in the United States. According to separate agency agreements between some of our DCAP stores and certain insurance company subsidiaries of The Robert Plan, the DCAP stores have been appointed agents of the insurance companies with regard to the offering of automobile and other insurance products.

     Pursuant to our agreement with Eagle, the size of our Board of Directors was increased to five and Robert M. Wallach, Eagle's Vice President and the President, Chairman and Chief Executive Officer of The Robert Plan, was appointed as a member of our Board of Directors. We agreed that, during the five year period following the closing, provided that Eagle remains the beneficial owner of at least 1,000,000 shares of our common stock (subject to adjustment for stock splits and the like), we shall continue to nominate Mr. Wallach as a director.

Sale of Stores

     Prior to May 31, 2000, four DCAP stores were owned one-half by the daughter of Morton L. Certilman, our Chairman of the Board, and one-half by us. Effective May 31, 2000, we sold our 50% interest in each of the stores to Mr. Certilman upon the following material terms and conditions:

     o The purchase price for our interest in the stores was approximately $141,000, after certain credits.

     o The purchase price is payable as follows: (a) $66,000 is payable at the rate of $6,000 per month, starting on the first anniversary of the closing, and (b) the balance of the purchase price is payable over five years, together with 6% interest, in equal monthly installments commencing on the second anniversary of the closing.

     o We agreed to waive all indebtedness owing by the stores to us. As of the closing, the approximate amount of such indebtedness was $210,000.

     o As part of the transaction, the stores became conversion franchisees, and the first annual franchise charge of $18,000 per store was paid in full at the closing in consideration for a waiver of the annual franchise charges during the second year.

     o    The  stores  entered  into  franchise  agreements  with us,  which are
          similar  in  most  respects  to  our  standard  conversion   franchise
          agreement (including standard territorial rights), except that

          o the stores have a right of first refusal with regard to franchise locations to be offered in zip codes adjoining those in which the stores are located; and

          o in the event we sell another franchise to be located in the territory with respect to which a store currently has certain rights (which is more expansive than the rights granted pursuant to the franchise agreements), the annual franchise fee for the particular store will be waived for six months.

               These rights were granted in consideration of the waiver of certain other geographic rights not granted to other franchisees.

     o Certain license fees totaling $40,000 previously prepaid by Mr. Certilman will be retained by us, to be applied generally against franchise fees for any new franchises granted to Mr. Certilman or his designee.

     Relationship

     Certilman Balin Adler & Hyman, LLP, a law firm of which Mr. Certilman is a member, serves as our counsel. It is presently anticipated that such firm will continue to represent us and will receive fees for its services at rates and in amounts not greater than would be paid to unrelated law firms performing similar services. Certilman Balin has also served as counsel to DCAP Insurance and The Robert Plan with respect to certain matters; however, it did not serve as counsel to DCAP Insurance or Messrs. Lang and Weinzimer in connection with our acquisition of DCAP Insurance or to Eagle in connection with the issuance of shares to Eagle. In addition, Certilman Balin did not serve as counsel to either us or Mr. Certilman in connection with the transaction discussed above under "Sale of Stores".

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value, of which 15,068,018 shares are issued and outstanding.

     The following is a summary of our common stock and warrants held by some of the selling securityholders. The rights of the holders of our common stock are established by our Certificate of Incorporation and By-laws, and by Delaware law. The rights of the holders of the warrants are established by the provisions of the respective warrants. The summary below is subject to the applicable provisions of our Certificate of Incorporation and By-laws, Delaware law and the warrants.

Common Stock

     The holders of our common stock have no preemptive or subscription rights in later offerings of common stock and are entitled to share ratably

     o in such dividends as may be declared by our Board of Directors out of funds legally available for such purpose; and

     o upon liquidation, in all of our assets remaining after payment in full of all of our debts and obligations.

     We have not paid any dividends on our common stock, and we do not contemplate paying any dividends in the foreseeable future. See "Dividend Policy."

Warrants

     There are outstanding 761,362 Class A Common Stock Purchase Warrants, 761,362 Class B Common Stock Purchase Warrants, and 761,362 Class C Common Stock Purchase Warrants. The warrants were issued to 43 investors in June 1999 pursuant to a private offering of the securities. Some of the investors are selling securityholders. Each Class A Warrant, Class B Warrant and Class C Warrant is exercisable until June 2, 2004, subject to earlier redemption, under certain circumstances, as discussed below.

     The Class A Warrants are exercisable at a price of $1.10 per share; the Class B Warrants are exercisable at a price of $1.37 per share; and the Class C Warrants are exercisable at a price of $1.65 per share.

     Each of the warrants is subject to redemption by us, at a price of $.001 per warrant, in the event the average of the closing prices of our common stock during any 30 consecutive trading day period is at least 125% of the exercise price of the particular warrants and a registration statement filed under the Securities Act of 1933 is in effect covering the resale of the common stock underlying the particular warrants. We shall be required to give 30 days notice of any such redemption. During the 30 day notice period, the holders of the particular warrants shall be entitled to exercise their right to acquire the underlying common stock by paying the exercise price.

                              PLAN OF DISTRIBUTION

     The common stock may be sold or distributed from time to time by the selling securityholders or by pledgees, donees or transferees of, or successors in interest to, the selling securityholders. The shares may be sold or distributed directly to one or more purchasers, including pledgees, or through brokers or dealers who may act solely as agents or may acquire the shares as principals. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

     The distribution of the shares of common stock may be effected in one or more of the following methods:

     o    ordinary brokers transactions;

     o purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     o "at the market" to or through market makers or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives, whether exchange listed or otherwise; or

     o any combination of the foregoing, or by any other legally available means.

     In addition, the selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of common stock, which shares may be resold thereafter pursuant to this prospectus.

     Brokers, dealers or agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The selling securityholders and any broker-dealers acting in connection with the sale of the shares of common stock hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of that compensation. We know of no existing arrangements between any selling securityholder and any such stockholder, broker, dealer or agent relating to the sale or distribution of the shares of common stock.

     Each selling securityholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

     There can be no assurance that the selling securityholders will sell any or all of the shares of common stock covered by this prospectus.

                                LEGAL PROCEEDINGS

     In November, 1996, an action was commenced in the United States District Court for the Eastern District of Pennsylvania by Regent National Bank against DCAP Insurance and Payments, Inc. alleging that DCAP Insurance and Payments,
Inc. breached a certain contract in connection with Regent's agreement to provide funding to finance the purchase of automobile insurance for customers of DCAP Insurance, Payments, Inc. and affiliated agencies. Subsequently, Regent amended its pleading to add Kevin Lang and Abraham Weinzimer as defendants. Regent claims that the defendants are liable to it for the losses Regent allegedly suffered as a result of unpaid loans made through DCAP agencies. Regent claims damages in excess of $800,000. DCAP Insurance and Payments, Inc. have interposed several affirmative defenses and have asserted counterclaims against Regent for breach of contract and fraud. DCAP Insurance and Payments, Inc. seek damages of $40,000. This matter has been placed on the list of matters to be scheduled for trial, but no date has been set for a trial. DCAP Insurance believes that it has meritorious defenses to Regent's claims and intends to continue to defend and pursue its counterclaim vigorously. In March 1997, DCAP Insurance, Payments, Inc. and their affiliated agencies brought a separate action against Regent, among others, in the Supreme Court of the State of New York alleging, among other things, breach of contract, negligence and fraud and seeking damages of at least $2,000,000 as well as punitive damages in the amount of $2,000,000. This action has been stayed pending the resolution of the Pennsylvania action.

     Reference is made to "Business - International Airport Hotel - Dispute with Ports Authority" for a discussion of a certain action brought with respect to the term of our hotel lease.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon for DCAP Group by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

                                     EXPERTS

     The consolidated financial statements of DCAP Group as of December 31, 1999 and for the years ended December 31, 1998 and 1999 included in this prospectus have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in its report appearing later in this prospectus. The consolidated financial statements are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     The combined financial statements of DCAP Insurance as of December 31, 1998 and for the year then ended included in this prospectus have been audited by Margolin Winer & Evens LLP, independent auditors, as set forth in its report appearing later in this prospectus. The combined financial statements are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page

DCAP GROUP, INC.

Independent Auditors' Report.........................................................................       F-2

Audited Consolidated Financial Statements:
-----------------------------------------
  Consolidated Balance Sheet at December 31, 1999....................................................       F-3
  Consolidated Statements of Operations for the Years Ended
      December 31, 1999 and 1998.....................................................................       F-4
  Consolidated Statement of Stockholders' Equity for the Years Ended
      December 31, 1999 and 1998.....................................................................       F-5
  Consolidated Statements of Cash Flows for the Years Ended
      December 31, 1999 and 1998.....................................................................       F-6
  Notes to Consolidated Financial Statements for the Years Ended
      December 31, 1999 and 1998.....................................................................       F-7

Unaudited Consolidated Financial Statements:
-------------------------------------------
  Condensed Consolidated Balance Sheet at June 30, 2000  (unaudited)..................................     F-19
  Condensed Consolidated Statements of Operations for the Three and Six Months
      Ended June 30, 2000 and 1999 (unaudited) .......................................................     F-20
  Condensed Consolidated Statements of Cash Flows for the Six Months
      Ended June 30, 2000 and 1999 (unaudited)........................................................     F-22
  Notes to Condensed Consolidated Financial Statements for the Six
      Months Ended June 30, 2000 and 1999 (unaudited).................................................     F-23

DCAP INSURANCE AGENCIES, INC. (FORMERLY DEALERS CHOICE
AUTOMOTIVE PLANNING, INC.) AND AFFILIATED COMPANIES

Independent Auditors' Report..........................................................................     F-26

Audited Combined Financial Statements:
-------------------------------------
  Combined Balance Sheet at December 31, 1998.........................................................     F-27
  Combined Statement of Operations for the Year Ended December 31, 1998...............................     F-28
  Combined Statement of Cash Flows for the Year Ended December 31, 1998...............................     F-29
  Combined Statement of Shareholders' Deficit for the Year Ended
      December 31, 1998...............................................................................     F-30
  Notes to Combined Financial Statements for the Year Ended December 31, 1998.........................     F-31

                          Independent Auditors' Report

Board of Directors and Stockholders
DCAP Group, Inc.
East Meadow, New York

We have audited the accompanying consolidated balance sheet of DCAP Group, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCAP Group, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                                    HOLTZ RUBENSTEIN & CO., LLP
Melville, New York
April 7, 2000

                        DCAP GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999

           ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                       $      943,176
   Accounts receivable, net of allowance for
     doubtful accounts of $53,000                                         529,986
   Notes receivable (Note 4)                                              141,500
   Prepaid expenses and other current assets                               47,826
                                                                   --------------
       Total current assets                                             1,662,488

PROPERTY AND EQUIPMENT, net (Note 5)                                    1,427,479
GOODWILL, net (Note 3)                                                  3,789,143
OTHER INTANGIBLES, net (Note 3)                                           564,028
NOTES RECEIVABLE (Note 4)                                                 413,896
RECEIVABLE FROM STOCKHOLDERS (Note 3)                                     225,000
DEPOSITS AND OTHER ASSETS (Note 6)                                        133,728
                                                                   --------------
                                                                   $    8,215,762
                                                                   ==============
     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses (Notes 7 and 8)           $    1,369,363
   Current portion of long-term debt (Note 10)                             49,169
   Current portion of capital lease obligations (Note 11)                 301,533
   Debentures payable (Note 9)                                            154,200
                                                                   --------------
       Total current liabilities                                        1,874,265
                                                                   --------------
LONG-TERM DEBT (Note 10)                                                  286,575
                                                                   --------------
CAPITAL LEASE OBLIGATIONS (Note 11)                                       311,466
                                                                   --------------
DEFERRED REVENUE                                                           39,787
                                                                   --------------
MINORITY INTEREST                                                         600,348
                                                                   --------------
COMMITMENTS (Note 14)

STOCKHOLDERS' EQUITY: (Notes 3 and 15)
   Common stock, $.01 par value; authorized 25,000,000 shares;
     issued and outstanding 14,299,176 shares                             142,992
   Capital in excess of par                                             9,752,597
   Deficit                                                             (4,564,268)
                                                                    -------------
                                                                        5,331,321
   Subscription receivable                                               (228,000)
                                                                   --------------
                                                                        5,103,321
                                                                   --------------
                                                                   $    8,215,762
                                                                   ==============

                 See notes to consolidated financial statements

                        DCAP GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Years Ended

                                                                                         December 31,
                                                                                  ------------------------
                                                                                  1999                   1998
                                                                             -------------            ---------
REVENUES:

   Commissions and fees                                                      $8,045,737            $      -
   Rooms                                                                        967,744                  905,445
   Other operating departments                                                   55,430                   38,062
   Interest (Notes 3 and 4)                                                      80,998                   87,526
                                                                            -------------         --------------

       Total revenues                                                         9,149,909                1,031,033
                                                                             -------------         -------------

COSTS AND EXPENSES:
   General and administrative expenses (Note 18)                              7,307,976                  440,192
   Provision for bad debts                                                       44,497                   37,180
   Departmental                                                                 396,872                  389,082
   Depreciation and amortization                                                721,998                   40,492
   Interest                                                                     135,715                    -
   Lease rentals (Notes 12 and 14)                                            1,012,647                  184,634
   Property operation and maintenance                                            33,819                   46,704
                                                                             -------------         -------------

       Total costs and expenses                                               9,653,524                1,138,284
                                                                             -------------         -------------

LOSS BEFORE INCOME TAXES
     AND MINORITY INTEREST                                                     (503,615)                (107,251)

INCOME TAXES (Note 13)                                                            7,239                    4,330
                                                                             -------------         -------------

LOSS BEFORE MINORITY INTEREST                                                  (510,854)                (111,581)

MINORITY INTEREST                                                                60,812                   -
                                                                             -------------         -------------

NET LOSS                                                                   $   (450,042)        $       (111,581)
                                                                             =============         =============

NET LOSS PER COMMON SHARE (Note 15)

   Basic                                                                   $       (.04)       $            (.02)
                                                                            ==============        ==============
   Diluted                                                                 $       (.04)       $            (.02)
                                                                            ==============        ==============
WEIGHTED AVERAGE NUMBER
   OF SHARES OUTSTANDING

   Basic                                                                     11,729,970                5,591,367
                                                                            ==============        ==============
   Diluted                                                                   11,729,970                5,591,367
                                                                            ==============        ==============

                 See notes to consolidated financial statements

                        DCAP GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                               Common Stock               Capital
                                      -----------------------------       in Excess                     Subscription
                                        Shares            Amount          of Par           Deficit      Receivable        Total
                                      --------------    -----------    --------------      -------      -------------     -----

Balance, December 31, 1997               5,591,367     $    55,914    $   5,264,950    $ (4,002,645)    $    -          $1,318,219

Net loss for the year                           -               -                -         (111,581)         -            (111,581)
                                     -------------     -----------    -------------    ------------     ------------- -------------

Balance, December 31, 1998               5,591,367          55,914        5,264,950      (4,114,226)         -           1,206,638

Securities issued in connection
    with business acquisitions
    (Notes 3 and 15)                     6,188,893          61,889        2,109,829              -        (228,000)      1,943,718

Securities issued to acquire
    intangible property                    150,000           1,500          195,375              -           -             196,875

Securities issued in private
    placement, net of expenses
    (Note 15)                            1,522,684          15,227        1,344,673              -           -           1,359,900

Securities issued in connection
    with acquisition of shares of
    affiliates (Note 3)                    846,232           8,462          837,770              -           -             846,232

Net loss for the year                           -               -                -         (450,042)         -            (450,042)
                                     -------------     -----------    -------------    ------------     -------------    -----------

Balance, December 31, 1999              14,299,176     $   142,992    $   9,752,597    $ (4,564,268)    $ (228,000)     $5,103,321
                                     =============     ===========    =============    ============     =============    ===========



                 See notes to consolidated financial statements

                        DCAP GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Years Ended

                                                                                           December 31,
                                                                                    ------------------------
                                                                                    1999                  1998
                                                                                -------------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                    $  (450,042)        $    (111,581)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                               721,998                40,492
       Bad debt expense (recovery)                                                   8,000                (1,700)
       Minority interest                                                           (60,812)                   -
       Changes in operating assets and liabilities:
         (Increase) decrease in assets:
           Accounts receivable                                                    (127,092)              (38,916)
           Prepaid expenses and other assets                                      (111,065)             (120,513)
           Deposits and other assets                                                40,545                    -
         Increase (decrease) in liabilities:
           Accounts payable and accrued expenses                                    73,570                51,359
           Deferred revenue                                                       (101,662)                   -
                                                                             -------------         -------------
       Net cash used in operating activities                                        (6,560)             (180,859)
                                                                             -------------         -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                             (124,528)              (15,053)
   Notes receivable - net                                                       (1,468,173)             (491,046)
   Net cash acquired from business combinations                                     39,065                    -
                                                                             -------------         -------------
       Net cash used in investing activities                                    (1,553,636)             (506,099)
                                                                             -------------         -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments of long-term debt                                           (328,677)                   -
   Proceeds from issuance of stock                                               2,478,618                    -
                                                                             -------------         -------------
       Net cash provided by financing activities                                 2,149,941                    -
                                                                             -------------         -------------

Net increase (decrease) in cash and cash equivalents                               589,745              (686,958)

Cash and cash equivalents, beginning of year                                       353,431             1,040,389
                                                                             -------------         -------------

Cash and cash equivalents, end of year                                       $     943,176         $     353,431
                                                                             =============         =============

                 See notes to consolidated financial statements

                        DCAP GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

1.   Organization and Nature of Business:
     -----------------------------------

     DCAP Group, Inc. and Subsidiaries (the "Company") operates a network of retail offices engaged in the sale of retail auto, motorcycle, boat, life, business, and homeowner's insurance. The Company also provides tax preparation services, automobile club services for roadside emergencies, and premium financing services. In addition, the Company operates the International Airport Hotel in San Juan, Puerto Rico (the "Hotel") through its wholly-owned subsidiary, IAH, Inc. The Hotel caters generally to commercial and tourist travelers in transit.

     On February 25, 1999, the Company acquired all of the outstanding stock of Dealers Choice Automotive Planning, Inc. ("DCAP") as well as interests in the other related companies ("DCAP Companies"). The Company's consolidated statements of operations include the results of operations of the DCAP Companies from the date of acquisition to December 31, 1999.

2.   Summary of Significant Accounting Policies:

     a. Principles of consolidation
        ---------------------------

     The accompanying consolidated financial statements include the accounts of all subsidiaries in which the Company exercises significant influence over all decision making related to the ongoing major operations. All significant intercompany accounts and transactions have been eliminated.

     b. Revenue recognition
        -------------------

     The Company recognizes commission revenue from insurance policies at the beginning of the contract period, on income tax preparation when the services are completed and on automobile club dues equally over the contract period. Franchise fee revenue is recognized when substantially all the Company's contractual requirements under the franchise agreement are completed. Refunds of commissions on the cancellation of insurance policies are reflected at the time of cancellation. Premium financing fee revenue is recognized when financing is provided to the insured.

     Revenues from room sales are recorded at the time services are performed.

     c. Goodwill and intangible assets
        ------------------------------

     The excess of the fair value paid over the net assets from the Company's acquisitions of DCAP and interests in other DCAP Companies has been allocated to goodwill and other intangible assets, including its workforce, restrictive covenants and customer lists. Accordingly, a significant portion of the purchase price of each acquisition is considered to relate to goodwill. In determining the period in which to amortize goodwill, management considered the effects of obsolescence, demand, competition, the rate of technological change, expected changes in distribution channels and barriers to entry. Goodwill and other intangibles recorded in connection with the Company's acquisitions is amortized on a straight-line basis over a period of five to fifteen years (Note 3).

     ------------------------------------------

     d. Property and equipment
        ----------------------

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are being amortized using the straight-line method over the estimated useful lives of the related assets or the remaining term of the lease.

     e. Concentration of credit risk
        ----------------------------

     The Company invests its excess cash in deposits and money market accounts with major financial institutions and has not experienced losses related to these investments.

     A majority of the Company's receivables are derived from commissions earned from insurance companies. Concentration of credit risk with respect to its receivables is considered to be limited due to its regulated customer base.

     f. Statement of cash flows
        -----------------------

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less, as well as bank money market accounts, to be cash equivalents.

     g. Estimates
        ---------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     h. Loss Per Share:
        --------------

     The Company's net loss per share was calculated by dividing net loss by the weighted average number of common shares outstanding.

     i. Advertising costs:
        -----------------

     Advertising costs are charged to operations when the advertising first takes place.

     j. Impairment of long-lived assets:
        -------------------------------

     In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," an impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     k. Reclassifications
        -----------------

     Certain  reclassifications  have  been made to the  consolidated  financial
statements   for  the  year  ended   December  31,  1998  to  conform  with  the
classifications used in 1999.

3.     Business Combinations:

     a. Acquisition of DCAP
        -------------------

     On February 25, 1999, the Company acquired all of the outstanding stock of DCAP, as well as interests in DCAP Companies. The aggregate purchase price of DCAP was approximately $1,055,000, consisting of the issuance of 3,300,000 shares of the Company's common stock, valued at $825,000, plus related expenses of approximately $230,000. This acquisition was accounted for under the purchase method of accounting.

     The historical carrying amounts of the assets acquired and liabilities assumed approximated their fair values on the date of acquisition. Approximately $3,242,000 and $450,000 of intangible assets generated by the acquisition were allocated to goodwill and other intangible assets, respectively. These assets are being amortized over their estimated useful lives. The components of goodwill and other intangible assets are as follows:

                                                               Amount                        Life

          Workforce                                         $    250,000                     8 years
          Restrictive Covenants                                  100,000                    10 years
          Customer Lists                                         100,000                     2 years
          Goodwill - Insurance Business                        3,215,000                    15 years
          Goodwill - Income Tax Business                          27,000                     5 years

     Additionally, the Company also issued 950,000 common shares to certain of the DCAP shareholders in exchange for $9,500 in cash and $228,000 in promissory notes. These notes bear interest at 6% per annum and are payable in six equal annual installments of $49,881, including principal and interest commencing April 15, 2001 and continuing through April 15, 2006. The due dates are subject to acceleration to the extent that these same shareholders receive any proceeds from the sale or other disposition of any of the Company's common shares.

     Additionally, the Company received non-recourse promissory notes aggregating $225,000 from the DCAP shareholders in consideration of loans made to them in such aggregate amount. The notes bear interest at 6% per annum and are payable in six equal annual installments of $49,225, including principal and interest commencing April 15, 2001 and continuing through April 15, 2006. The due dates are subject to acceleration to the extent that the shareholders receive any proceeds from the sale or other disposition of any of the Company's common shares. The proceeds of the loans were used to purchase 900,000 common shares from an existing shareholder. Interest income accrued on these loans approximated $23,000 for the year ended December 31, 1999.

     The promissory notes received at the closing of the DCAP agreement are secured by 2,040,000 common shares of the Company.

     An  independent   valuation  was  performed   primarily   using  the  asset
accumulation method for valuing the stock exchanged in the acquisition.

       ---------------------

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the business combination described above and acquisitions of joint venture interests described below, had occurred on January 1, 1998:

                                                           Years Ended
                                                           December 31,
                                               ---------------------------------
                                                     1999              1998
                                               --------------      -------------

      Revenues                                 $   10,287,261     $   8,872,928
      Loss from operations                           (925,932)       (1,703,967)
      Net loss                                       (873,735)       (1,781,367)
      Basic net loss per share                           (.07)             (.14)
      Diluted net loss per share                         (.07)             (.14)

     The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place as of January 1, 1998 and on the basis assumed above.

     b. Acquisitions of joint venture interests
        ---------------------------------------

     During 1999, the Company acquired the interests in various DCAP Retail Insurance Stores in exchange for 846,232 shares of common stock, valued at $846,232, plus $57,400 in cash. These transactions have been accounted for under the purchase method of accounting.

     The historical carrying amounts of the tangible assets and liabilities approximated their fair values on the date of acquisition. Approximately $730,000 of the aggregate purchase price was allocated to goodwill and is being amortized over its estimated useful life of fifteen years.

4.     Notes Receivable:
       ----------------

     Included in notes receivable at December 31, 1999, is $87,000 of notes due from various DCAP franchises. The notes are payable in monthly installments of approximately $7,600, including interest at 8.5%, through December 2000.

     In June 1998, the Company sold all potential future commissions on renewal policies belonging to one of its DCAP stores for $20,000 in cash and a note for $65,000. As of December 31, 1999, the balance on the note approximated $34,000 and is payable in monthly installments of $2,000, including interest at 8%, through June 2001.

     Included in notes receivable at December 31, 1999, are amounts due from stockholders approximating $359,000. The notes are due on December 31, 2003, together with accrued interest at the rate of 6.6% per annum. Interest income accrued on such notes for the year ended December 31, 1999 approximated $22,000.

5.     Property and Equipment:
       ----------------------

 At December 31, 1999, property and equipment consists of the following:

   Furniture, fixtures and equipment                        $     845,732
   Office equipment                                               422,307
   Leasehold improvements                                         711,972
   Operating equipment                                             11,463
   Computer hardware and software                               1,606,107
   Transportation equipment                                        31,047
   Entertainment facility                                         200,538
                                                            -------------
                                                                3,829,166
   Less accumulated depreciation and amortization               2,401,687
                                                            -------------
                                                            $   1,427,479
                                                            =============

6.     Deposits and Other Assets:
       -------------------------

     In April 1998, the Company purchased a bank certificate of deposit in the amount of $40,000, which is included in deposits and other assets at December 31, 1999. This amount is pledged to the Puerto Rico Ports Authority ("Ports Authority") as security for payment of amounts due under the lease agreement.

7.     Accounts Payable and Accrued Expenses:
       -------------------------------------

       At December 31, 1999, accounts payable and accrued expenses consist of the following:

       Accounts payable                                     $   660,777
       Payroll and related costs                                191,349
       Deferred revenue                                          81,000
       Professional fees                                        204,912
       Rent                                                      66,199
       Premiums payable                                          93,341
       Other                                                     71,785
                                                          -------------
                                                          $   1,369,363
                                                          =============

8.     Deferred Compensation:
       ---------------------

     The Company has an agreement to pay special compensation to certain IAH employees who at the date of retirement have accumulated 20 years of uninterrupted service. Maximum amount payable per employee is $3,000. There are seven employees covered by this plan, four of them with 15 years of accumulated service. Compensation is accrued pro-ratably from the inception of the plan to the date each employee is eligible for benefits.

9.     Debentures Payable:
       ------------------

     In 1971, the Company, pursuant to a plan of arrangement, issued a series of debentures which matured in 1977. As of December 31, 1999, $154,200 of these debentures have not been presented for payment. Accordingly, this balance has been included as a current liability in the accompanying consolidated balance sheet. Interest has not been accrued on the remaining debentures payable. In addition, no interest, penalties or other charges have been accrued with regard to any escheat obligation of the Company.

10.    Long-Term Debt:
       --------------

       At December 31, 1999, long-term debt is comprised of the following:

       Notes  payable  to  former  stockholders,  due  in  monthly  installments aggregating  $3,178,  including  interest at rates  ranging from 6% to
          10%, maturing at varying dates through September 2002.                      $     60,306

       Note payable to franchisee,  due in varying monthly  installments ranging from $1,700 to $2,000 per month through April 2003, including interest
          at approximately 24% per annum.                                                   56,134

       Mortgage  payable,  due in  monthly  installments  of  $1,803,  including interest  at 9%,  per  annum  through  May  2017.  The  obligation  is collateralized by the Company's entertainment facility having a book
          value of $170,000.                                                               190,091

       Other                                                                                29,213
                                                                                      ------------
                                                                                           335,744
       Less current maturities                                                              49,169
                                                                                      ------------
                                                                                      $    286,575
                                                                                      ============

       Long-term debt matures as follows:

                      Year Ended                          December 31,
                                                         -------------
                        2000                             $    49,000
                        2001                                  69,000
                        2002                                  35,000
                        2003                                  14,000
                        2004                                   7,000
                     Thereafter                              162,000

11.    Capitalized Lease Obligations:
       -----------------------------

     Included in computer and office equipment are certain assets having a book value of approximately $1,580,000, leased under capital leases. The future minimum lease payments of these capital leases and the present value of the net minimum lease payments as of December 31, 1999 are as follows:

                      Year Ended                          December 31,
                                                          -----------

                        2000                             $   379,175
                        2001                                 187,332
                        2002                                 101,065
                        2003                                  63,298
                        2004                                  32,787
                                                         -----------
   Minimum lease payment                                     763,657
   Less amount representing interest                         150,658
                                                         -----------
   Present value of net minimum lease payments               612,999
   Less current maturities                                   301,533
                                                         -----------
   Present value of net minimum lease payments           $   311,466
                                                         ===========

12.    Related Party Transaction:
       -------------------------

     During the years ended December 31, 1999 and 1998, the Company leased its corporate office facility from a partnership of which a stockholder/officer is a member. Rent expense amounted to $6,000 for each of the years ended December 31, 1999 and 1998.

13.    Income Taxes:
       ------------

     The Company files a consolidated U.S. Federal Income Tax return that includes all wholly-owned subsidiaries. State tax returns are filed on a consolidated, or separate basis depending on applicable laws.

     The 1999 and 1998 income of IAH, Inc., a wholly-owned subsidiary, has been calculated excluding the loss of DCAP Group, Inc., as it is separately taxed under the laws of Puerto Rico. For 1999 and 1998, a provision of approximately $7,000 and $4,000 has been made for this tax liability, respectively.

     The provision for income taxes is comprised of the following:

                                                         Years Ended
                                                         December 31,
                                                  ------------------------
                                                   1999               1998
                                               ------------      ------------

       Benefit at Federal statutory rates      $   (171,229)     $   (36,465)
       Loss in excess of available benefit          178,468           40,795
                                               ------------      -----------
                                               $      7,239      $     4,330
                                               ============      ===========

     At December 31, 1999, the Company had net operating loss carryforwards for tax purposes of approximately $3,600,000. The tax loss carryforwards expire at various dates through 2019.

     Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss and carryforwards for tax purposes may be limited annually to a percentage (approximately 6%) of the fair market value of the Company at the time of any such ownership change.

     Deferred tax assets at December 31, 1999 consist of the following:

       Deferred tax assets:
          Net operating loss carryovers                  $   1,439,900
          Other                                                 55,000
                                                         -------------
          Total deferred tax asset                           1,494,900
          Less valuation allowance                          (1,494,900)
                                                            ----------
       Net deferred tax assets                           $          -
                                                         =============

14.    Commitments:
       -----------

     a. IAH, Inc. leases the International Airport Hotel (the "Hotel") property pursuant to an operating lease with the Ports Authority, which expired in December 1995. As discussed below, IAH is of the belief that pursuant to a supplemental lease agreement, it retained the option to continue the lease for a period of five years to December 31, 2000, which right it exercised, or alternatively, that the Ports Authority executed a new lease agreement for a ten year term commencing on January 1, 1996. The lease agreement provides for the annual rental payments to be equal to the greater of $169,400 or 20% of the annual gross revenues, as defined, effective January 1, 1994. Total rent expense under this lease amounted to approximately $196,000 for 1999 and $185,000 for 1998.

     Based upon IAH's refusal to acknowledge that, effective January 1, 1996, it occupied the Hotel on a month-to-month basis, in February 1996, the Ports Authority requested that IAH vacate, surrender and deliver the premises by February 29, 1996. Following the receipt of such request, IAH brought an action in the Superior Court of San Juan, Puerto Rico for declaratory judgment and possessory injunction against the Ports Authority with respect to the Hotel. The action seeks a declaratory judgment that, among other alternatives, IAH exercised an option with respect to its lease for the Hotel for an extension of the term of five years commencing on January 1, 1996 or that the Ports Authority executed a new lease agreement for a ten year period commencing on such date. Certain discovery proceedings have taken place, and the action is still pending. Management is of the opinion that the Company will prevail on the declaratory judgment; therefore, management will vigorously defend its position.

     b. The Company and each of its affiliates lease office space under noncancellable operating leases expiring at various dates through the year 2006. Many of the leases include additional rent for real estate taxes and other operating expenses. The minimum future rentals under these lease commitments for leased facilities and office equipment are as follows:

                      Year Ended
                     December 31,
                     ------------

                        2000                               $  747,000
                        2001                                  617,000
                        2002                                  491,000
                        2003                                  334,000
                        2004                                  134,000
                     Thereafter                               144,000

     Rental expense approximated $816,000 for the year ended December 31, 1999.

     c. Employment agreements
        ---------------------

     In connection with the DCAP acquisition, the Company entered into five-year employment agreements with certain directors/officers and DCAP shareholders commencing February 25, 1999. The agreements provide for a three-year renewal term, which is automatic unless the Company, by vote of 75% of all of the members of the Board of Directors, as defined, determines otherwise. Certain agreements provide for bonuses based upon profitability. In the event that the Company does not extend an employment agreement, the employee will generally receive an additional two years of his base salary. Total annual compensation provided for under these agreements is $647,000. During the initial term of the employment agreements, the Company is obligated to make loans of up to $20,000 per year to each of the DCAP shareholders.

       -----------

     c. Litigation
        ----------

     The Company is involved in various lawsuits and claims incidental to its business. In the opinion of management, the ultimate liabilities, if any, resulting from such lawsuits and claims will not materially affect the financial position of the Company.

15.    Stockholders' Equity:
       -------------------

     a. Private placement of securities
        -------------------------------

     On June 2, 1999, the Company sold, through a private placement, 33.5 Units (each consisting of 45,453 common shares and 15,151 Class A, 15,151 Class B and 15,151 Class C warrants) at a purchase price of $50,000 per Unit for net proceeds of $1,360,000 net of closing costs approximating $315,000. Each Class A, B and C warrant is exercisable at $1.65, $2.06 and $2.48, respectively and expires June 2, 2004. All warrants issued in connection with the private placement were outstanding at December 31, 1999. Each of the warrants is subject to redemption by the Company at $.001 per warrant in the event the average closing price of the Company's common stock is at least 125% of the exercise price for 30 consecutive trading days.

     b. Stock options
        -------------

     The Company maintains a stock option plan which provides for the granting of options to individuals rendering service to the Company to purchase up to 300,000 shares of common stock of the Company. Such options may be either incentive stock options or non-statutory stock options. No options are outstanding as of December 31, 1999.

     In November 1998, the Company adopted the 1998 Stock Option Plan (approved by stockholders in February 1999) which provides for the issuance of incentive stock options or non- statutory stock options. Under this plan, options to purchase not more than 2,000,000 shares of common stock may be granted, at a price to be determined by the Board of Directors or the Stock Option Committee at the time of grant. Incentive stock options granted under this plan expire ten years from date of grant (except five years for a grant to a 10% stockholder of the Company). The Board of Directors or the Stock Option Committee will determine the expiration date with respect to non-statutory options granted under this plan.

     A summary of the status of the Company's stock option plans of December 31, 1999, and changes during the year then ended is presented below:

                                                                   Weighted
                                                                    Average
                                                                   Exercise
       Fixed Stock Options                           Share           Price
       -------------------                           -----        ----------

       Outstanding, beginning of year                     -        $    -
       Granted                                       950,000          2.51
       Expired                                            -             -
       Forfeited                                          -             -
                                                   ---------       -------
       Outstanding, end of year                      950,000       $  2.51
                                                   =========       =======

       Weighted-average fair value
         of options granted during year                               $.28
                                                                      ====

       --------------------

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                   Options Outstanding                  Options Exercisable
                                   -------------------                  -------------------

                                        Weighted
                                         Average        Weighted                     Weighted
                                        Remaining        Average                     Average
                       Number          Contractual      Exercise        Number       Exercise
Exercise Price       Outstanding          Life            Price       Outstanding     Price
--------------     ---------------  ----------------  ------------  -------------    -------
  $1.00 - $2.69     950,000             3.85 yrs.       $2.51            100,000      $1.00


     The Company has elected the disclosure-only provisions of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FASB 123") in accounting for its employee stock options. Accordingly, no compensation expense has been recognized. Had the Company recorded compensation expense for the stock options based on the fair value at the grant date for awards in the year ended December 31, 1999, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would not have been impacted.

     The fair value of each option grant is estimated on the date of grant using the Black- Scholes option-pricing model. The following range of weighted-average assumptions were used for grants during the year ended December 31, 1999:

                   Dividend yield                               0.00%
                   Volatility                                   8.00%
                   Risk-free interest rate                      5.50%
                   Expected life                              2-5 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     b. Eagle Insurance Agreement
        -------------------------

     On February 25, 1999, the Company issued 1,486,893 common shares to Eagle Insurance Company for proceeds of approximately $1,000,000.

       d. Common shares reserved
          ----------------------

          Warrants                          1,522,710
                                            =========

          Stock Option Plans                2,300,000
                                            =========

16.    Business Segments:
       -----------------

     The Company currently has two reportable business segments: Insurance and Hotel. The Insurance segment sells retail auto, motorcycle, boat, life, business, and homeowner's insurance. In addition, this segment offers tax preparation services, automobile club services for roadside emergencies, services with regard to obtaining insurance premium financing, and automobile loans from third parties. The Hotel segment operates the International Airport Hotel in San Juan, Puerto Rico. The Hotel caters generally to commercial and tourist travelers in transit. The Company's revenues are derived from activities within the United States, and all long-lived assets are located within the United States.

Revenue,   operating  income,   capital   expenditures,   and  depreciation  and
amortization pertaining to the industries in which the Company operates are presented below.


         Year Ended
      December 31,1999                    Insurance          Hotel           Other (1)        Total
-----------------------------           -------------    ------------     --------------   ------------
        Revenues from external
            customers                   $   8,045,737   $   1,014,950     $        8,224   $  9,068,911
        Interest income                        25,850              -              55,148         80,998
        Interest expense                      135,715              -                  -         135,715
        Depreciation and amortization         402,871          45,158            273,969        721,998
        Segment profit (loss)                (173,160)        149,080           (425,962)      (450,042)
        Segment assets                      2,744,681         307,580          2,099,203      5,151,464
        Expenditures for segment assets       450,892          52,239                 -         503,431


     The following is a reconciliation of reportable segment assets and expenditures for segment assets to consolidated totals:

            Assets

        Total assets for reportable segments             $   5,151,464
        Goodwill and other intangibles,
            not allocated to segments                        3,064,298
                                                         -------------

        Consolidated total                               $   8,215,762
                                                         =============

            Expenditures for Segment Assets

        Total expenditures for segment assets            $     503,431
        Non-cash acquisitions of assets                       (378,903)
                                                         -------------

        Consolidated total                               $     124,528
                                                         =============

          (1) Column represents corporate-related items and, as it relates to segment profit (loss), income, expense and assets not allocated to reportable segments.

     Segment information is not provided for 1998 as the Company was primarily in the Hotel business.

17.    Fair Value of Financial Instruments:
       -----------------------------------

     The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

          Current Assets and Current  Liabilities:  The carrying amount of cash,
          current   receivables  and  payables  and  certain  other   short-term
          financial instruments approximate their fair value.

          Long-Term Debt: The fair value of the Company's long-term debt, including the current portion, was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of variable and fixed rate debt at December 31, 1999 approximates fair value.

18.   Advertising Costs:
      -----------------

     Included in selling, general and administrative expenses are advertising costs of $760,800 for the year ended December 31, 1999.

19.   Supplementary Information - Statement of Cash Flows:
      ---------------------------------------------------

Cash paid during the years for:

                                                           Years Ended
                                                           December 31,
                                                           ------------
                                                       1999            1998
                                                       ----            ----
Supplemental disclosures:

   Interest                                           211,911           -
                                                   ==========       =========

   Income Taxes                                    $   64,660       $   5,870
                                                   ==========       =========
Non-cash financing and investment activities:

   Common stock issued for acquisitions and
      intangible property                          $2,096,107       $   -
                                                   ==========       =========
   Acquisitions of property and equipment
       through capital leases                      $  298,795       $   -
                                                   ==========       =========

                        DCAP GROUP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                   (UNAUDITED)

                                                             June 30, 2000
ASSETS

CURRENT ASSETS:

  Cash and cash equivalents                                   $1,095,965
  Accounts receivable, net                                       476,371
  Prepaid expenses and
     other current assets                                        191,337
                                                              ----------
                  Total current assets                         1,763,673
                                                              ----------

PROPERTY AND EQUIPMENT, net                                    1,223,284
                                                              ----------
OTHER ASSETS:

  Receivable from stockholders                                   225,000
  Goodwill, net                                                3,150,383
  Other intangibles                                              522,537
  Deposits and other assets                                      673,019
                                                              -----------
                  Total other assets                           4,570,939
                                                              -----------

                                                              $7,557,896
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Accounts payable and accrued expenses                       $1,570,909
  Current portion of long-term debt                               75,000
  Current portion capital lease obligations                      246,432
  Debentures payable                                             154,200
                                                              ----------
                  Total current liabilities                    2,046,541
                                                              ----------
OTHER LIABILITIES:

  Long-term debt                                                 262,060
  Capital lease obligations                                      253,368
  Deferred revenue                                                44,320
                                                              ----------
                  Total other liabilities                        559,748
                                                              ----------

MINORITY INTEREST                                                 53,122
                                                              ----------
STOCKHOLDERS' EQUITY:
  Common Stock, $.01 par value; authorized,
     25,000,000 shares; issued and outstanding,
    15,068,018 shares                                            150,680
  Capital in excess of par                                     9,752,410
  Deficit                                                     (4,776,605)
                                                              ----------
                                                               5,126,485

  Subscription receivable                                       (228,000)
                                                              ----------
                                                               4,898,485
                                                              ----------

                                                              $7,557,896
                                                              ==========

See notes to condensed consolidated financial statements.

                        DCAP GROUP INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                          Six months ended
                                                               June 30,

                                                         2000         1999
                                                      ----------   ---------
Revenues:
    Commissions & Fees                                $3,996,517   $3,010,681
    Rooms                                                518,227      524,161
    Other                                                 28,409       15,163
    Interest                                              28,717       27,126
                                                      ----------   ----------
           Total revenues                              4,571,870    3,577,131
                                                      ----------   ----------

Costs and expenses:
    General and administrative                         3,961,081    3,019,889
    Departmental                                         194,738      146,815
    Depreciation and amortization                        426,495      239,901
    Interest                                              64,759       70,458
    Lease rentals                                        104,940      105,644
    Property operation
     and maintenance                                      16,425       13,166
                                                      ----------   ----------

                                                       4,768,438    3,595,873
                                                      ----------   ----------

    Loss before income taxes
      and minority interest                             (196,568)     (18,742)
    Provision for income taxes                             9,550       22,289
                                                      ----------   ----------

    Loss before minority interest                       (206,118)     (41,031)
    Minority interest                                      6,219       56,760
                                                      ----------   -----------

    Net loss                                          $ (212,337)  $  (97,791)
                                                      ==========   ==========

    Net loss per common share:

         Basic                                        $     (.01)  $     (.01)
                                                      ==========   ==========
         Diluted                                      $     (.01)  $     (.01)
                                                      ==========   ==========

    Weighted average number of shares outstanding:

         Basic                                        14,432,865   10,093,869
                                                      ==========   ==========
         Diluted                                      14,432,865   10,093,869
                                                      ==========   ==========

                        DCAP GROUP INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                          Three months ended
                                                                June 30,

                                                         2000        1999
                                                     ----------   ---------
Revenues:
    Commissions & Fees                               $1,867,884   $2,211,182
    Rooms                                               232,544      244,403
    Other                                                22,101        7,063
    Interest                                             14,810        8,145
                                                     ----------   ----------
           Total revenues                             2,137,339    2,470,793
                                                     ----------   ----------

Costs and expenses:
    General and administrative                        1,902,787    2,176,416
    Departmental                                        114,635       47,057
    Depreciation and amortization                       211,059      200,987
    Interest                                             33,005       63,372
    Lease rentals                                        46,675       48,736
    Property operation
      and maintenance                                     9,741        7,079
                                                     ----------   ----------

                                                      2,317,902    2,543,647

    Loss before income taxes
      and minority interest                            (180,563)     (72,854)
    Provision for income taxes                              463       12,752
                                                     ----------   ----------
    Loss before minority interest                      (181,026)     (85,606)
    Minority interest                                    14,713       45,790
                                                     ----------   ----------

    Net loss                                        $ (195,739)   $ (131,396)
                                                    ===========   ===========

    Net loss per common share:

         Basic                                      $     (.01)   $     (.01)
                                                    ==========    ==========
         Diluted                                    $     (.01)   $     (.01)
                                                    ===========   ==========

    Weighted average number of shares outstanding:

         Basic                                      14,557,668    12,415,511
                                                    ==========    ==========
         Diluted                                    14,557,668    12,415,511
                                                    ==========    ==========

See notes to condensed consolidated financial statements.

                        DCAP GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                             Six months ended
                                                                 June 30,

                                                             2000       1999
                                                         -----------  ---------
Cash flows from operating activities:

  Net loss                                               $ (212,337)  $ (97,791)
  Adjustments to reconcile net loss to
    net cash provided by (used in) operating activities:
       Depreciation and amortization                        426,495     239,901
       Loss on sale of ownership interests
          in joint ventures                                  75,822           -
       Provision for bad debts                                1,200       1,200
       Minority interest in net earnings                      6,219      56,760
       Decrease (increase) in assets:
         Accounts receivable                                 52,415    (189,135)
         Prepaid expenses and other
           current assets                                   (19,302)    102,779
            Deposits and other                                   49       1,802
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses              216,375    (160,087)
         Deferred revenue                                   (76,467)   ( 23,635)
                                                          ---------  -----------
       Net cash provided by (used in)
          operating activities                              470,469     (68,206)
                                                          ---------  -----------
Cash flows from investing activities:
      (Increase) in notes and other
         receivables, net                                  (108,153) (1,258,038)
       Acquisition of property and equipment                (75,261)    (34,144)
                                                          ---------  ----------
      Net cash used in
        investing activities                               (183,414) (1,292,182)
                                                          ---------  ----------
Cash flows from financing activities:

      Proceeds from issuance of stock                             -   2,342,565
      Proceeds from long-term debt                           41,000           -
      Principal payment of long-term
          debt and capital lease obligations               (175,266)    (40,000)
                                                          ---------  ----------
      Net cash (used in) provided by
          financing activities                             (134,266)  2,302,565
                                                          ---------  ----------

      Net increase in cash and
          cash equivalents                                  152,789     942,177
      Cash and cash equivalents,
         beginning of period                                943,176     353,431
                                                          ---------  ----------
      Cash and cash equivalents,
         end of period                                   $1,095,965  $1,295,608
                                                          =========   =========

See notes to condensed consolidated financial statements.

                       DCAP GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)

1. The Condensed Consolidated Balance Sheet as of June 30, 2000, the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2000 and 1999 and the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2000 and 1999 have been prepared by the Company without audit. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly its financial position as of June 30, 2000, results of operations for the three and six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. This report should be read in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

2.   Summary of Significant Accounting Policies:

     a.  Principles of consolidation

         The accompanying consolidated financial statements include the accounts of all subsidiaries in which the Company exercises significant influence over all decision making related to the ongoing major operations. All significant intercompany accounts and transactions have been eliminated.

     b.  Revenue recognition

         The Company recognizes commission revenue from insurance policies at the beginning of the contract period, on income tax preparation when the services are completed and on automobile club dues equally over the contract period. Franchise fee revenue is recognized when substantially all the Company's contractual requirements under the franchise agreement are completed. Refunds of commissions on the cancellation of insurance policies are reflected at the time of cancellation. Premium financing fee revenue is recognized when financing is provided to the insured.

         Revenues from room sales are recorded at the time services are performed.

3. The results of operations and cash flows for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

4. DCAP Acquisition: Pro Forma Information. Since February 25, 1999, the Company has been engaged in two lines of business. In one, the Company, through its wholly-owned subsidiary, DCAP Insurance Agencies, Inc. (formerly Dealers Choice Automotive Planning Inc.) ("DCAP"), and related entities (collectively, the "DCAP Companies") is engaged primarily in placing various types of insurance, including automobile, motorcycle, boat, life, business and homeowner's insurance, and excess coverage, with insurance underwriters on behalf of its customers. In addition, the DCAP Companies offer income tax return preparation services, automobile club services for roadside emergencies and premium financing services for their customers. The Company has been in this business since its February 25, 1999 acquisition of the DCAP Companies.

     In its other line of business, the Company, through its wholly-owned subsidiary, IAH, Inc., operates the International Airport Hotel in San Juan, Puerto Rico (the "Hotel"). The Hotel caters generally to commercial and tourist travelers in transit.

     As indicated above, on February 25, 1999, the Company acquired all of the outstanding stock of DCAP as well as interests in the other DCAP Companies. This transaction was accounted for under the purchase method of accounting. Accordingly, the Company's condensed consolidated statements of operations include the revenues and expenses of the DCAP Companies from February 25, 1999.

     During 1999, the Company also acquired the interests of its joint venture partners in various DCAP retail insurance stores. These transactions have been accounted for under the purchase method of accounting.

     The  following  pro  forma  results  were   developed   assuming  that  the
     acquisition of the DCAP Companies and the joint venture interests had occurred as of January 1, 1999. The Company's actual results for the six months ended June 30, 2000 are also reflected below.

                                                 Six Months Ended
                                                     June 30,
                                          ----------------------------

                                         2000                        1999
                                         ----                        ----
                                       (actual)                 (pro forma)

            Revenues                   $4,571,870               $4,740,971
            Net loss                     (212,337)                (476,586)
            Loss per share                   (.01)                    (.03)

     The pro forma net loss includes amortization of goodwill and other purchased intangibles of $183,769 for the six months ended June 30, 1999. The above unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had the Company and the DCAP Companies been a combined company during the specified period or the joint venture interests had been acquired as of January 1, 1999.

5. Segment and Related Information. In 1999, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which changes the way the Company reports information about its operating segments. The Company has two business units with separate management teams that provide different products and services.

     Summarized  financial  information   concerning  the  Company's  reportable
     segments is shown in the following table:

         Six months ended
         June 30, 2000

                                 DCAP
                              Companies       Hotel     Other(1)     Total
                              ---------       -----     --------     -----

         Revenues             $4,000,445    $529,902    $ 41,523   $4,571,870
         Net income (loss)       (22,508)     82,342    (272,171)    (212,337)


         Six months ended

         June 30, 1999

                                 DCAP
                              Companies       Hotel     Other(1)        Total
                              ---------       -----     --------        -----

         Revenues             $3,010,681    $540,707    $ 25,743   $3,577,131
         Net income (loss)       (19,495)     97,645    (175,941)     (97,791)

         ------------

     (1) Column represents corporate-related items and, as it relates to segment net income (loss), income and expense, including expenses for amortization of goodwill and other intangibles ($183,769 for the six months ended June 30, 2000), not allocated to reportable segments.

6. On February 25, 1999, concurrently with the acquisition of the DCAP Companies, Eagle Insurance Company ("Eagle") purchased 1,486,893 Common Shares of the Company for an aggregate purchase price of approximately $1,000,000 or $.67 per share. Eagle is a New Jersey insurance company wholly-owned by The Robert Plan Corporation, an insurance holding company that is engaged in providing services to insurance companies.

7. Effective June 2,2000, in connection with the Company's June 1999 private placement offering, an additional 761,342 Common Shares, 253,778 Class A Warrants, 253,778 Class B Warrants and 253,778 Class C Warrants were issued to investors. The shares and warrants were issued pursuant to price protection provisions contained in the offering agreement. Effective June 2, 2000, the exercise prices of the Class A Warrants, Class B Warrants and Class C Warrants were reduced to $1.10, $1.37 and $1.65, respectively, per share.

8. In May 2000, the Company sold its ownership interests in four joint ventures to a related party for $141,000, which will be paid over six years. Interest at 6% per annum will be payable commencing May 2001. In connection with the sale, the Company recorded a $75,822 loss.

Report of Independent Accountants



Board of Directors
Dealers Choice Automotive Planning, Inc.
East Meadow, New York


We have audited the accompanying combined balance sheet of Dealers Choice Automotive Planning, Inc. and Affiliated Companies as of December 31, 1998, and the related combined statements of operations, cash flows and stockholders' deficit for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Dealers Choice Automotive Planning, Inc. and Affiliated Companies as of December 31, 1998, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The combined financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, and has a stockholders' deficit and negative working capital. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ Margolin, Winer & Evans LLP


May 14, 1999, except for
Notes 1 and 13, as to which
the date is June 10, 1999

DEALERS CHOICE AUTOMOTIVE PLANNING, INC. AND AFFILIATED COMPANIES

COMBINED BALANCE SHEET

December 31,                                                                                                 1998
------------                                                                                                 ----

ASSETS
Current Assets:
         Cash                                                                                           $    7,246
         Commissions receivable from insurance companies                                                   283,209
         Current portion of note receivable (Note 3)                                                        20,638
         Prepaid expenses and other current assets                                                          50,503
                                                                                                            ------
Total Current Assets                                                                                       361,596

Property and Equipment - net of accumulated depreciation
         and amortization of $1,727,921 (Notes 4, 6 and 7)                                               1,324,401
Note Receivable, net of current portion (Note 3)                                                            36,238
Due from Stockholders (Note 5)                                                                             379,583
Deposits and Other Assets                                                                                   67,401
                                                                                                            ------
Total Assets                                                                                            $2,169,219
                                                                                                        ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
         Current portion of:
                  Long-term debt (Note 6)                                                               $   43,233
                  Obligations under capital leases (Note 7)                                                284,111
                                                                                                           -------
                                                                                                           327,344
         Notes Payable - DCAP Group, Inc. (Note 8)                                                         782,000
         Note payable - bank (Note 9)                                                                      170,000
         Accounts payable and accrued expenses                                                           1,177,444
         Deferred revenue                                                                                  197,982
         Cash overdraft                                                                                    143,993
         Premiums payable                                                                                  159,543
         Income taxes payable                                                                               42,684
         Other current liabilities                                                                           6,094
                                                                                                             -----
Total Current Liabilities                                                                                3,007,084

Long-Term Debt - net of current portion (Note 6)                                                           306,815
Obligations Under Capital Leases - net of current portion (Note 7)                                         327,354
Due to Stockholders                                                                                         31,800
Deferred Revenue                                                                                            39,650
                                                                                                            ------
Total Liabilities                                                                                        3,712,703

Commitments and Contingencies (Note 12)                                                                        -

Minority Interest in Affiliated Companies (Note 10)                                                        898,026

Stockholders' Deficit                                                                                   (2,441,510)
                                                                                                        ----------
Total Liabilities and Stockholders' Deficit                                                             $2,169,219
                                                                                                        ==========
The accompanying notes are an integral part of this combined statement.

DEALERS CHOICE AUTOMOTIVE PLANNING, INC. AND
AFFILIATED COMPANIES

COMBINED STATEMENT OF OPERATIONS

Year Ended December 31,                                                                                      1998
-----------------------                                                                                      ----

Revenue:
         Commissions                                                                                    $4,477,059
         Fees and other (including franchising income of $598,046)                                       3,391,836
                                                                                                         ---------
Total Revenue                                                                                            7,868,895

Operating Expenses:
         Selling                                                                                         2,599,263
         General and administrative                                                                      6,204,490
         Depreciation and amortization                                                                     453,345
                                                                                                           -------
Total Operating Expenses                                                                                 9,257,098
                                                                                                         ---------
Loss From Operations                                                                                    (1,388,203)

Other Income (Expenses):
         Gain on sale of book of business (Note 3)                                                          80,870
         Net loss on disposition of assets                                                                 (35,894)
         Interest                                                                                         (253,489)
                                                                                                          --------
Loss Before Income Taxes                                                                                (1,596,716)

Provision for Income Taxes (Note 11)                                                                       113,061
                                                                                                           -------
Loss Before Minority Interest                                                                           (1,709,777)

Minority Interest in Affiliated Companies                                                                 (281,727)
                                                                                                          --------
Net Loss                                                                                               $(1,428,050)
                                                                                                       ===========
The accompanying notes are an integral part of this combined statement.

                                       F-28

DEALERS CHOICE AUTOMOTIVE PLANNING, INC. AND AFFILIATED COMPANIES

COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31,                                                 1998
-----------------------                                                 ----

Cash Flows from Operating Activities:
  Net loss                                                        $(1,428,050)
  Adjustments to reconcile net loss to net cash
       used in operating activities:
     Depreciation and amortization                                    453,345
     Gain on sale of book of business                                 (80,870)
     Net loss on disposition of assets                                 35,894
     Decrease in commissions receivable from
       insurance companies                                            264,852
     Decrease in prepaid expenses and other current assets             10,736
     Increase in deposits and other assets                             (3,389)
     Decrease in deferred taxes                                        42,700
     Increase in accounts  payable and accrued  expenses              579,729
     Increase in premiums payable                                     137,234
     Increase in income taxes payable and other liabilities            11,669
     Decrease in deferred revenue                                     (81,784)
                                                                      -------
   Net Cash Used in Operating Activities                              (57,934)
                                                                     -------
Cash Flows from Investing Activities:
   Acquisition of property and equipment                              (96,992)
   Proceeds from sale of book of business                              85,000
   Proceeds from disposition of assets                                 31,489
   Increase in note receivable                                        (65,000)
   Repayment of note receivable                                         8,124
   Increase in due from stockholders                                  (24,737)
   Decrease in due from related companies                              76,455
                                                                       ------

   Net Cash Provided by Investing Activities                           14,339
                                                                       ------
Cash Flows from Financing Activities:
   Principal payments under capital lease obligations                (274,427)
   Increase in notes payable - DCAP Group, Inc.                       457,000
   Increase in long-term debt                                          25,000
   Principal payments of long-term debt                               (97,712)
   Decrease in note payable - bank                                    (25,195)
   Shareholder contributions to capital                               106,113
   Decrease in minority interest in affiliated companies             (281,727)
   Increase in cash overdraft                                         141,789
                                                                      -------
   Net Cash Provided by Financing Activities                           50,841
                                                                       ------
Net Increase in Cash                                             $      7,246

Cash - beginning of year                                                  -
                                                                       ------
Cash - end of year                                               $      7,246
                                                                       ======

Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest                                         $    177,293
  Cash paid for income taxes                                           64,786

Supplemental Disclosure of Noncash Investing and
    Financing Activities:
  During 1998, the withdrawal of certain minority stockholders resulted in an increase in stockholders' equity and a corresponding decrease in minority interest in affiliated companies int he amount of $1,619.

  During 1998, certain stockholders contributed to capital loans payable to them in the amount of $48,000.

The accompanying notes are an integral part of this combined statement.

DEALERS CHOICE AUTOMOTIVE PLANNING, INC. AND
AFFILIATED COMPANIES

COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT

Year Ended December 31, 1998
--------------------------------------------------------------------------------
                                         Common           Paid-in        Accumulated        Treasury
                                         Stock            Capital         Deficit            Stock         Total
                                         -----            -------         -------            -----         -----

Balance - January 1, 1998                $32,583         $326,199        $(1,432,402)       $(95,572)    $(1,169,192)

Contributions to Capital                     -            154,113                -               -           154,113

Net loss                                     -                -           (1,428,050)            -        (1,428,050)

Withdrawal of
   Minority Interests                        650          185,800           (184,831)            -             1,619
                                          ------          -------         ----------         -------       ---------

Balance -
   December 31, 1998                     $33,233         $666,112        $(3,045,283)       $(95,572)    $(2,441,510)
                                         =======         ========        ===========        ========     ===========



The accompanying notes are an integral part of this combined statement.

DEALERS CHOICE AUTOMOTIVE PLANNING, INC. AND
AFFILIATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Oraganization Nature of business - Dealers Choice Automotive Planning, and Financial Inc. ("DCAP") and Affiliates (collectively, the "Company")
   Statement        operates a network of retail offices  engaged in the sale of
   Presentation     retail   auto,   motorcycle,   boat,   life,   business  and
                    homeowner's insurance. The Company also realizes revenue from franchise fees, the sale of automobile club memberships and income tax preparation.

                    Combination - The combined financial statements include the accounts of DCAP; DCAP Management Corp. (the franchisor of twenty-eight DCAP locations); and three entities performing income tax and motor club services. All of these entities have common ownership. In addition, the combined financial statements include thirty-five affiliates. As used herein, an affiliate is an agency operating a retail office under the DCAP name, where the shareholders of the above entities own at least fifty percent of the stock of the agency. All significant intercompany transactions and balances have been eliminated in combination.

                    Going concern - The Company's financial statements have been prepared assuming that the Company will continue as a going concern. Over the past several years, the Company has suffered recurring losses from operations and as of December 31, 1998 has a stockholders' deficit of $2,441,510 and negative working capital of $2,645,488. For the past few years the Company has relied on loans and the sales of books of business to supplement operating revenue and meet its working capital needs. Management believes that the additional cash infusion from DCAP Group, Inc. (formerly Extech Corporation) ("DCAP Group") in February 1999 together with approximately $1.44 million in net proceeds DCAP Group raised in June 1999 in a private placement will be sufficient to meet the Company's cash flow needs for the coming year (see Note 13). Ultimately, the Company's ability to continue as a going concern is dependent on its ability to return to profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of       Revenue  recognition  - The  Company  recognizes  commission
   Significant      revenue  from  insurance  policies at the  beginning  of the
   Accounting       contract period, on income tax preparation when the services
   Policies         are completed  and on automobile  club dues equally over the contract  period.  Franchise  fee  revenue  received by DCAP
                    Management  Corp. is recognized when  substantially  all the
                    Company's  contractual   requirements  under  the  franchise
                    agreement are completed. Refunds of commissions on the cancellation of insurance policies are reflected at the time of cancellation.

                    Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                    Property and equipment - Property and equipment are stated at cost. Depreciation and amortization are computed by the straight-line method based on the estimated useful lives of the related assets or the shorter of the lease terms or useful life for the leasehold improvements.

                    The useful lives of property and equipment for purposes of computing depreciation are:

                        Computer hardware and software     5 years
                        Office equipment                   5 years
                        Transportation equipment and
                                 entertainment facility    5 - 10 years
                        Office furniture and fixtures      7 years
                        Leasehold improvements             Term of related lease

                    Maintenance and repairs are charged to operations when incurred. Betterments and major renewals or replacements are capitalized. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

                    Advertising  - The Company  expenses all  advertising  costs
                    when  incurred.   Advertising   expense  was   approximately
                    $722,000 in 1998.

                    Income taxes - Income taxes are accounted for under Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Statement No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under Statement No. 109, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. Note Receivable  In  June  1998,  the  Company  sold  all  potential   future
                    commissions on renewal policies belonging to one of its stores for $85,000. The Company received $20,000 in cash and a note for $65,000 which is payable in monthly installments of $2,037, including interest at 8.0%, through June 30, 2001.

4. Property and     Property and equipment consist of:
   Equipment
                       Computer hardware and software                $1,324,802
                       Office equipment                                 197,110
                       Transportation equipment                          31,047
                       Office furniture and fixtures                    706,665
                       Entertainment facility                           200,538
                       Leasehold improvements                           592,160
                                                                        -------
                                                                      3,052,322
                       Less accumulated depreciation
                         and amortization                             1,727,921
                                                                      ---------

                                                                     $1,324,401
                                                                     ==========

5. Due From         Amounts  due  from   stockholders   consist   primarily   of
   Stockholders     non-negotiable promissory notes due from the stockholders of
                    DCAP. The notes are due on December 31, 2003, together with accrued interest at the rate of 6.6% per annum. Interest income accrued on such notes for the year ended December 31, 1998 amounted to approximately $22,000.

6. Long-Term Debt   Long-term debt consists of the following:

                    Notes payable to former stockholders, due in
                      monthly installments aggregating $3,178,
                      including interest at rates ranging from 6%
                      to 10%, maturing at varying dates through
                      September 2002.                                $   90,391

                    Note payable to franchisee, due in varying
                       monthly installments ranging from $1,700
                       to $2,000 per month through April 2003,
                       including interest at approximately 24%
                       per annum.                                    $   65,243

                    Mortgage payable, due in monthly installments of
                       $1,803, including interest at 8.99%, maturing
                       in May 2017.  The obligation is collateralized
                       by the Company's entertainment facility which
                       has a net book value of $170,457 as of
                       December 31, 1998.                               194,414
                                                                        -------
                                                                        350,048

                    Less current portion                                 43,233
                                                                         ------

                                                                     $  306,815
                                                                     ==========

                    The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1998 are as follows:

                    Years ending December 31:

                          1999                                       $   43,233
                          2000                                           50,398
                          2001                                           39,049
                          2002                                           35,231
                          2003                                           13,846
                          Thereafter                                    168,301
                                                                        -------

                                                                     $  350,058
                                                                     ==========

7.  Capitalized     Included in property and equipment are the following  assets
    Leases          held under capital leases:

                    Computer hardware and software                   $1,051,646
                    Office equipment                                    168,444
                    Transportation equipment                             31,047
                                                                         ------
                                                                      1,251,137
                                                                      ---------
                    Less accumulated amortization                       730,677
                                                                        -------

                                                                     $  520,460
                                                                     ==========

                    Minimum future lease payments for assets under capital leases at December 31, 1998 are as follows:

                        Years ending December 31:

                            1999                                        362,765
                            2000                                        255,021
                            2001                                         94,517
                            2002                                         11,697
                            2003                                          6,908
                            Thereafter                                    1,151
                                                                          -----
                    Total minimum lease payments                        732,059
                    Less amount representing interest                   120,594
                                                                        -------
                    Present value of net minimum lease payments         611,465
                    Less current maturities                             284,111
                                                                        -------
                    Long-term obligation                                327,354
                                                                        =======

                    Interest rates on capitalized leases vary from 7.0% to 28.3%.

8. Notes Payable - During the period from November 1997 through December 1998, DCAP Group, Inc. the Company was advanced a total of $782,000 by DCAP Group.
                    The borrowings are evidenced by notes payable bearing interest at 10% per annum. As of the balance sheet date, the maturity of these notes had been extended to February 28, 1999, at which time they became demand notes. (See Note 13.)

                    Interest expense on these notes payable for the year ended December 31, 1998 amounted to $62,000 and is included in accrued expenses as of December 31, 1998.

9. Note Payable -   Note payable - bank consists of a 90 day note due January 1,
   Bank             1999  bearing  interest at 1.5% above the bank's  prime rate
                    (8.75% at December 31, 1998). The note was renewed upon maturity for an additional 45 days and was repaid utilizing a portion of the proceeds of the additional DCAP Group loans
                    (see Note 13).

10. Minority        The Company has opened  retail  offices under the DCAP name,
    Interest        with the  stockholders  of the  Company  owning no less than fifty percent of the new business entities. The minority stockholders are required to provide an initial capital investment to be used for working capital, equipment and store improvements. Typically, profits and losses are shared proportionately.

11. Income Taxes    Each of the companies  included in these combined  financial statements  files its own separate  income tax  returns.  In addition,  seventeen  of the  affiliates  have  elected  "S"
                    Corporation status and, accordingly, all items of income and
                    loss  from   these   corporations   pass   through   to  the
                    shareholders for federal and state tax purposes.

                    The provision for income taxes for the year ended December 31, 1998 consists of federal and state tax provisions for those members of the combined group who had income in 1998, minimum state tax provisions for loss companies, and the reversal of net deferred tax assets in the amount of $42,700, which existed at the beginning of the year.

                    Deferred tax assets at December 31, 1998 are comprised of the following:

                    Net operating loss carryovers                      $432,300
                    Cash versus accrual reporting for
                      tax return purposes                               284,700
                                                                        -------
                    Total deferred tax asset                            717,000
                    Less valuation allowance                           (717,000)
                                                                       --------
                    Net deferred tax asset                            $     -
                                                                      =========

                    The Company has recorded a valuation allowance amounting to the entire deferred tax asset balance because the Company's financial condition and its lack of a history of consistent earnings give rise to uncertainty as to whether the deferred tax asset is realizable. In addition, as a result of the Company's change in ownership in February 1999 (see Note
                    13), any future benefit of net operating losses existing at the time of the change in ownership will be severely limited under applicable sections of the Internal Revenue Code and the regulations thereunder.

12. Commitments     Operating  leases - The Company  and each of its  affiliates
    and             lease  office  space under  noncancelable  operating  leases
    Contingencies   expiring at various dates through the year 2006. Many of the leases include additional rent for real estate taxes and other operating expenses. The minimum future rentals under lease commitments for leased facilities and office equipment are as follows:

                                                     Total         Facilities     Equipment
                                                     -----         ----------     ---------
                    Years ending December 31,

                       1999                       $  669,218       $  641,830      $ 27,388
                       2000                          574,786          556,803        17,983
                       2001                          522,790          520,905         1,885
                       2002                          454,833          454,833           -
                       2003                          323,421          323,421           -
                       Thereafter                    369,616          369,616           -
                                                   ---------          -------        ------
                       Total                      $2,914,664       $2,867,408      $ 47,256
                                                  ==========       ==========      ========

                    Rent   expense  for  the  year  ended   December   31,  1998
                    approximated $820,000.

                    Litigation - In November 1996, an action was commenced in the United States District Court for the Eastern District of Pennsylvania by Regent National Bank ("Regent") against the Company alleging that the Company breached a contract in connection with Regent's agreement to provide funding to finance the purchase of automobile insurance for customers of the Company. Regent claims the Company is liable to it for the losses that Regent allegedly suffered as a result of unpaid loans made through the Company. Regent claims damages of $825,000. The Company has interposed several affirmative defenses and has asserted counterclaims in the amount of $40,000 against Regent for breach of contract and fraud. Inasmuch as the outcome of these matters cannot presently be determined, no provision for any liability has been made in the financial statements. The Company intends to continue to defend and pursue its counterclaim vigorously. In March 1997, the Company brought a separate action against, among others, Regent in the Supreme Court of the State of New York alleging, among other things, breach of contract, negligence and fraud and seeking damages of at least $2,000,000 as well as punitive damages in the amount of $2,000,000. Such action has been stayed pending the resolution of the Pennsylvania action.

13. Subsequent      In February 1999,  pursuant to an agreement  entered into in
    Events          May 1998,  the  stockholders  of DCAP exchanged all of their stock in the Company for 3,300,000 shares of common stock of DCAP Group, a publicly traded company.

                    Concurrent with the exchange, DCAP Group issued additional common stock to an unrelated party in consideration of $1 million, of which $920,000 was then advanced to the Company as additional loans.

                    In June 1999, DCAP Group issued common stock and warrants in
                    a  private   placement   and   received   net   proceeds  of
                    approximately $1.44 million.

                                6,024,924 Shares

                                DCAP Group, Inc.

                                  Common Stock

                        ---------------------------------



                                   Prospectus

                        ---------------------------------






                                ___________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Article Fifteenth of DCAP Group's Certificate of Incorporation eliminates the personal liability of directors to DCAP Group and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to DCAP Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, DCAP Group has included in its Certificate of Incorporation and its By-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under DCAP Group's By-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require DCAP Group to the extent permitted by law to indemnify the officers, directors, employees and agents of DCAP Group for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of DCAP Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In connection with this Registration Statement, certain of the selling stockholders, severally but not jointly, have agreed to indemnify DCAP Group, its directors, each of its officers who signed this Registration Statement, its employees, agents and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the Registration Statement or the prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to DCAP Group by the selling stockholders specifically for use in connection with the preparation of the Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DCAP Group pursuant to the foregoing provisions, DCAP Group has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses to be incurred by DCAP Group in connection with the distribution of the securities being registered are estimated as follows:

     SEC Registration Fee                              $   745.60
     Registrant's Counsel Fees and Expenses             20,000.00
     Accountant's Fees and Expenses                      1,000.00
     Miscellaneous Expenses                              3,254.40
                                                         --------
     Estimated Total                                   $25,000.00
                                                       ==========

Item 26. Recent Sales of Unregistered Securities.

     On February 25, 1999, DCAP Group acquired all of the outstanding shares of DCAP Insurance as well as interests in related entities (collectively, the "DCAP Shares").

     In consideration for the transfer of the DCAP Shares, DCAP Group issued 1,650,000 shares of common stock to each of Kevin Lang and Abraham Weinzimer (3,300,000 shares in the aggregate).

     Concurrently with the acquisition of the DCAP Shares, DCAP Group issued additional shares of common stock as follows:

     (i) 475,000 shares to each of Messrs. Lang and Weinzimer (950,000 shares in the aggregate) at a purchase price of $.25 per share (an aggregate of $237,500), paid as follows:

          (a) an amount in cash equal to the par value of the 950,000 shares (an aggregate of $9,500); and

          (b) the balance by the delivery by each of Messrs. Lang and Weinzimer of a promissory note in the principal amount of $114,000 (an aggregate of $228,000). The notes provide for, among other things, the following:

               (I)  interest at the rate of 6% per annum; and

               (II) payment  of  principal  and  interest  in six  equal  annual installments commencing April 15, 2001 and continuing through April 15, 2006, subject to acceleration to the extent that Mr. Lang or Mr. Weinzimer receives any proceeds from the sale or other disposition of any common stock;

     (ii) 452,000 shares of common stock in the aggregate to Morton L. Certilman, Jay M. Haft and Brian K. Ziegler or their designees (208,500 shares to each of Messrs. Certilman and Haft or his retirement trust and an aggregate of 35,000 shares to Mr. Ziegler and his wife) at a purchase price of $.25 per share (an aggregate of $113,000), paid in cash; and

     (iii)1,486,893 shares of common stock to Eagle at a purchase price of $.67 per share (an aggregate of approximately $1,000,000), paid in cash.

     Effective as of March 17, 1999, in consideration for the transfer of certain contract rights, DCAP Group issued 150,000 shares of common stock to East County Insurance Agency, Inc. - Shirley.

     The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof. DCAP Group determined that each of the purchasers was an "accredited investor" or otherwise a sophisticated investor. The certificates representing the common stock bear restrictive legends permitting the transfer thereof only upon registration of such securities or pursuant to an exemption under the Securities Act.

     On June 2, 1999, DCAP Group sold, through Aegis Capital Corp., 33.5 Units, each Unit initially consisting of 45,453 shares of common stock, 15,151 Class A Common Stock Purchase Warrants ("Class A Warrants"), 15,151 Class B Common Stock Purchase Warrants ("Class B Warrants") and 15,151 Class C Common Stock Purchase Warrants ("Class C Warrants"), at a price of $50,000 per Unit (or an aggregate of $1,675,000), to 43 accredited investors. The placement agent's commission was $5,000 per Unit (or an aggregate of $167,500).

     Effective June 2, 2000, as a result of certain price protection provisions included as part of the offering, the purchasers of the Units were entitled to receive an aggregate of 761,342 additional shares of common stock, 253,778 additional Class A Warrants, 253,778 additional Class B Warrants and 253,778 additional Class C Warrants.

     The above offering of Units was a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and

Rule 506 of Regulation D promulgated thereunder. The Company determined that each of the purchasers was an "accredited investor." The certificates representing the common stock and warrants bear restrictive legends permitting the transfer thereof only upon registration of such securities or pursuant to an exemption under the Securities Act.

     Pursuant to various agreements entered into by DCAP Group in December 1999, DCAP Group acquired the interests of its joint venture partners in 15 DCAP retail insurance stores, in exchange for the issuance of approximately 850,000 shares of common stock of DCAP Group.

     These transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Rule 505 or 506 of Regulation D promulgated thereunder. The certificates representing the common stock issued in connection with these transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or pursuant to an exemption under the Securities Act.

     Effective as of February 8, 2000, in consideration for the transfer of certain contract rights, DCAP Group issued 7,500 shares of common stock to WISE Agency Corp.

     The above transaction was a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof. DCAP Group determined that the purchaser was a sophisticated investor. The certificate representing such common stock bears a restrictive legend permitting the transfer thereof only upon registration of such securities or pursuant to an exemption from registration under the Securities Act.

Item 27. Exhibits

Exhibit

Number                     Description of Exhibit

 3(a)     Certificate of Incorporation, as amended(1)

  (b)    By-laws, as amended(2)

 5       Opinion of Certilman Balin Adler & Hyman, LLP

10(a)    Agreement, dated July 22, 1988, between the Ports Authority and IAH(3)

10(b) Resolution of Board of Directors of Ports Authority, dated August 10, 1994, regarding rental obligation of the Hotel(4)

10(c)    1998 Stock Option Plan(2)

10(d) License and Royalty Agreement, dated July 1991, among DCAP Group, IFTI Capital Appreciation Management Corporation, and NPS Products, Inc.(5)

10(e)     Agreement, dated as of May 8, 1998, by and among DCAP Group and Morton
          L. Certilman, Jay M. Haft, Kevin Lang and Abraham Weinzimer, as amended(2)

10(f) Promissory Note, dated February 25, 1999, from Kevin Lang to DCAP Group in the principal amount of $114,000(2)

10(g) Pledge Agreement, dated February 25, 1999, between DCAP Group and Kevin Lang ($114,000 Note)(2)

10(h) Promissory Note, dated February 25, 1999, from Kevin Lang to DCAP Group in the principal amount of $112,500(2)

10(i) Pledge Agreement, dated February 25, 1999, between DCAP Group and Kevin Lang ($112,500 Note)(2)

10(j) Promissory Note, dated February 25, 1999, from Abraham Weinzimer to DCAP Group in the principal amount of $114,000(2)

10(k) Pledge Agreement, dated February 25, 1999, between DCAP Group and Abraham Weinzimer ($114,000 Note)(2)

10(l) Promissory Note, dated February 25, 1999, from Abraham Weinzimer to DCAP Group in the principal amount of $112,500(2)

10(m) Pledge Agreement, dated February 25, 1999, between DCAP Group and Abraham Weinzimer ($112,500 Note)(2)

10(n) Employment Agreement, dated February 25, 1999, between DCAP Group and Morton L. Certilman(2)

10(o) Employment Agreement, dated February 25, 1999, between DCAP Group and Jay M. Haft(2)

10(p) Employment Agreement, dated February 25, 1999, between DCAP Group and Kevin Lang(2)

10(q) Employment Agreement, dated February 25, 1999, between DCAP Group and Abraham Weinzimer(2)

10(r) Stock Option Agreement, dated February 25, 1999, between DCAP Group and Morton L. Certilman(2)

10(s) Stock Option Agreement, dated February 25, 1999, between DCAP Group and Jay M. Haft(2)

10(t) Stock Option Agreement, dated February 25, 1999, between DCAP Group and Kevin Lang(2)

10(u) Stock Option Agreement, dated February 25, 1999, between DCAP Group and Abraham Weinzimer(2)

10(v) Subscription Agreement, dated as of October 2, 1998, between DCAP Group and Eagle Insurance Company and amendments thereto(2)

10(w) Form of Subscription Agreement with regard to private offering of Units, dated June 2, 1999(6)

10(x) Form of Registration Rights Agreement with regard to private offering of Units, dated June 2, 1999(6)

10(y) Form of Warrant Agreement with regard to private offering of Units, dated June 2, 1999(6)

10(z) Sale and Assignment Agreement, dated as of September 1, 1999, among Payments, Inc., Flatiron Credit Company, Inc. and Westchester Premium Acceptance Corp.(6)

10(aa) Stock Purchase Agreement dated May 17, 2000 by and between DCAP Group, Dealers Choice Automotive Planning, Inc., Alyssa Greenvald, Morton Certilman, DCAP Ridgewood, Inc., DCAP Bayside, Inc., DCAP Freeport, Inc., and MC DCAP, Inc.(7)

21        Subsidiaries of the Registrant

23(a)     Consent of Holtz Rubenstein & Co., LLP

23(b)     Consent of Margolin Winer & Evens LLP

23(c)     Consent of  Certilman  Balin Adler & Hyman,  LLP  (included as part of
          Exhibit 5)

---------------
(1) Denotes document filed as exhibits to DCAP Group's Annual Reports on Form 10-KSB for the years ended December 31, 1993 and 1998 and incorporated herein by reference.

(2) Denotes document filed as an exhibit to DCAP Group's Annual Report on Form 10-KSB for the year ended December 31, 1998 and incorporated herein by reference.

(3) Denotes document filed as an exhibit to DCAP Group's Annual Report on Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

(4) Denotes document filed as an exhibit to DCAP Group's Annual Report on Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

(5) Denotes document filed as an exhibit to DCAP Group's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

(6) Denotes document filed as an exhibit to DCAP Group's Annual Report on Form 10-KSB for the year ended December 31, 1999 and incorporated herein by reference.

(7) Denotes document filed as an exhibit to DCAP Group's Quarterly Report on Form 10-QSB for the period ended June 30, 2000 and incorporated herein by reference.

Item 28. Undertakings.

(a)  Rule 415 Offering.

     DCAP Group will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

     (iii)include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DCAP Group pursuant to the provisions referred to in Item 24 of this Registration Statement, or otherwise, DCAP Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event  that a claim for  indemnification  against  such  liabilities
(other than the payment by DCAP Group of expenses incurred or paid by a director, officer or controlling persons of DCAP Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, DCAP Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, DCAP Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the County of Nassau, State of New York, on September 14, 2000.

                                                DCAP GROUP, INC.

                                                By: /s/ Morton L. Certilman
                                                    -----------------------
                                                      Morton L. Certilman,
                                                      Chairman of the Board

                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Morton L. Certilman, Kevin Lang and Abraham Weinzimer, and each of them, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them and each of his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                   Title                          Date

/s/ Morton L. Certilman     Chairman of the Board and         September 14, 2000
------------------------    Director (Principal Executive
Morton L. Certilman         Officer)


/s/ Jay M. Haft             Vice Chairman of the Board and    September 14, 2000
------------------------    Director
Jay M. Haft

/s/ Kevin Lang              President and Director            September 14, 2000
------------------------
Kevin Lang

/s/ Abraham Weinzimer       Executive Vice President and      September 14, 2000
------------------------    Director (Principal Financial
Abraham Weinzimer           and Accounting Officer)


------------------------    Director
Robert M. Wallach